Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

Ichor Systems, Inc.,

Incline Merger Sub, LLC,

IMG Companies, LLC

and

BRIAN J. MILLER

(solely in his capacity as the Equityholders’ Representative hereunder),

dated as of November 11, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS		2
Section 1.1	Definitions	2

ARTICLE II MERGER		17
Section 2.1	Merger	18
Section 2.2	Effective Time	18
Section 2.3	Effects of Merger	18
Section 2.4	Certificate of Formation; LLC Agreement	18
Section 2.5	Managers; Officers	19
Section 2.6	Effect on Equity Securities of Company and Merger Sub.	19
Section 2.7	Estimated Purchase Price Calculation; Payment Schedule	19
Section 2.8	Equityholder Requirements	20
Section 2.9	Additional Actions	21

ARTICLE III CLOSING		20
Section 3.1	Closing of the Merger	21
Section 3.2	Estimated Purchase Price; Transactions to be Effected at the Closing	21
Section 3.3	Determination of Final Purchase Price	23
Section 3.4	Adjustment to Estimated Purchase Price	25
Section 3.5	Tax Treatment	25
Section 3.6	Withholding	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
Section 4.1	Organization	26
Section 4.2	Capitalization	26
Section 4.3	No Other Subsidiaries	27
Section 4.4	Authorization; No Violation	27
Section 4.5	No Consents	28
Section 4.6	Financial Statements	28
Section 4.7	Absence of Undisclosed Liabilities	29
Section 4.8	Absence of Certain Changes	29
Section 4.9	Taxes	32
Section 4.10	Litigation; Orders	33
Section 4.11	Material Contracts	33
Section 4.12	Compliance with Laws; Permits	34
Section 4.13	Insurance	34
Section 4.14	Labor Matters	35
Section 4.15	Employee Benefits	37
Section 4.16	Environmental Laws	39
Section 4.17	Intellectual Property	40
Section 4.18	Title to Assets; Real Property; Leases	42
Section 4.19	Books and Records; Internal Controls	43

- i -

Section 4.20	Related Party Transactions	43
Section 4.21	Brokers and Finders Fees	43
Section 4.22	Top Suppliers	43
Section 4.23	Top Customers	44
Section 4.24	Inventory	44
Section 4.25	Compliance Matters	44
Section 4.26	Indebtedness	45
Section 4.27	Required Vote	45
Section 4.28	No Other Representations and Warranties	45

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46
Section 5.1	Organization	46
Section 5.2	Authorization; No Violation	46
Section 5.3	No Consents	47
Section 5.4	Litigation	47
Section 5.5	Sufficiency of Funds; Solvency	47
Section 5.6	Brokers and Finders Fees	48
Section 5.7	RWI Policy	48
Section 5.8	Investment Purpose	48
Section 5.9	Accredited Investor Status	48
Section 5.10	No Other Representations and Warranties	48

Article VI COVENANTS OF THE COMPANY		49
Section 6.1	Conduct of Business	49
Section 6.2	Acquisition Proposals.	53
Section 6.3	Inspection	54
Section 6.4	Assistance	54

Article VII COVENANTS AND AGREEMENTS OF THE PARTIES		64
Section 7.1	Efforts to Consummate	54
Section 7.2	Confidentiality	55
Section 7.3	Public Announcements	55
Section 7.4	Employee Benefit Matters	56
Section 7.5	Closings and Mass Layoffs	57
Section 7.6	Tax Matters	57
Section 7.7	Disclosure Schedules	61
Section 7.8	Books and Records	61
Section 7.9	Jointly Privileged Information	62
Section 7.10	Further Assurances	62
Section 7.11	RWI Policy	62
Section 7.12	Indemnification Rights	63

Article VIII ADDITIONAL COVENANTS		64
Section 8.1	Independent Investigation; Limitation on Warranties; No Reliance	64

- ii -

Exhibit A	Form of Certificate of Merger
Exhibit B	Sample Net Working Capital Calculation
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Joinder

- iii -

AGREEMENT and Plan of Merger

THIS AGREEMENT and Plan of Merger, dated as of November 11, 2021, is entered into by and among Ichor Systems, Inc., a Delaware corporation (“Parent”), Incline Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), IMG Companies, LLC, a Delaware limited liability company (the “Company”), and Brian J. Miller, solely in his capacity as the Equityholders’ Representative appointed pursuant to Article VIII.  Parent, Merger Sub, the Company and the Equityholders’ Representative are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, all of the Company’s issued and outstanding membership interests (the “Company Membership Interests”) are held by the Persons set forth on Schedule 4.2 (each, an “Equityholder” and, collectively, the “Equityholders”), and the Company owns all of the issued and outstanding membership interests of each of the Company Subsidiaries listed on Schedule 4.3 (the “Company Subsidiaries” and collectively with the Company or, following the Closing, the Surviving Entity, the “Acquired Companies” and each, an “Acquired Company”);

WHEREAS, the board of managers of the Company has (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended acceptance of the Merger and approval of this Agreement by the Equityholders in accordance with the Delaware Limited Liability Company Act (the “Act”) and the Amended and Restated Limited Liability Company Agreement of the Company, dated June 10, 2016 (such agreement, as amended, the “Company LLC Agreement”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Company has delivered, or caused to be delivered, to Parent an irrevocable Equityholder Written Consent, in accordance with and pursuant to applicable Law and the Organizational Documents of the Company, executed, adopted, dated and delivered by the Equityholders holding 90% of the Company’s issued and outstanding membership interests, pursuant to which, among other things, each such Equityholder has approved and adopted this Agreement, approved the Transactions, and agreed to waive any rights to seek appraisal for the Company Membership Interests, if any, and which shall be sufficient to constitute the required approval and adoption of this Agreement and the approval of the Transactions by the Equityholders pursuant to the terms and conditions of the Company’s Organizational Documents, applicable Law and any Equityholder agreements between or among the Equityholders (the “Required Equityholder Vote”);

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Equityholders and Key Employees is entering into a Restrictive Covenant Agreement with Parent (collectively, the “Restrictive Covenant Agreements”), each of the Key Employees is entering into an employment agreement with Parent and certain Key Employees are signing a waiver agreement, in each case, which shall be effective at the Closing; and

WHEREAS, the boards of directors or managers, as applicable, of each of Parent and Merger Sub, and Parent, in its capacity as the sole equityholder of Merger Sub, have each approved

60269653;18

and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the Act as well as all other applicable Laws.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms as set forth in this Article I.

“Accounting Firm” shall have the meaning set forth in Section 3.3(b).

“Accounting Principles” shall mean GAAP as in effect as of the date hereof, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Audited Financial Statements to the extent consistent with GAAP. In the case of any inconsistency between GAAP and the accounting principles, methods and practices utilized in preparing such Audited Financial Statements, GAAP shall control.

“Acquired Companies” shall have the meaning set forth in the Recitals.

“Acquisition Transaction” shall have the meaning set forth in Section 6.2(a).

“Act” shall have the meaning set forth in the Recitals.

“Actual Adjustment” shall mean (i) the Purchase Price as finally determined pursuant to Section 3.3, minus (ii) the Estimated Purchase Price.

“Adjustment Escrow Amount” shall mean $1,000,000.

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or non-U.S. income Tax law).

“Agreement” shall mean this Agreement and Plan of Merger as executed on the date hereof and as amended and supplemented in accordance with its terms, including, without limitation, all schedules and exhibits hereto.

“Akerman” shall have the meaning set forth in Section 12.16.

“Allocation” shall have the meaning set forth in Section 7.6(j)(i).

“Allocation Requirements” shall have the meaning set forth in Section 2.6(b).

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.25(b).

“Audited Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Binder Agreement” shall have the meaning set forth in Section 5.7.

“Business Day” shall mean any day on which banks are not required or authorized by Law or executive order to close in the city of New York, NY, USA.

“Business Insurance Policies” shall have the meaning set forth in Section 4.13.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L.116-136) and any administrative or other guidance published with respect thereto by any applicable Governmental Entity, or any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (or any comparable provisions of United States of America state or local or non-U.S. Tax Law), in each case in effect as of the date hereof.

“Cash and Cash Equivalents” shall mean the unrestricted cash and cash equivalents (including marketable securities, checks, bank deposits, liquid instruments and short term investments) of the Acquired Companies as of the Reference Time, in each case, calculated in accordance with the Accounting Principles. “Cash and Cash Equivalents” shall include uncashed and uncleared checks written to any Acquired Company, deposits in transfer and other deposits or transfers received or deposited for the account of any Acquired Company, net of uncleared drafts and checks issued by the Acquired Companies, in each case to the extent convertible into cash within 30 days.

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Claim” shall have the meaning set forth in Section 11.1(a)(v).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Date Indebtedness” shall mean the Indebtedness of the Acquired Companies as of the Reference Time.

“Closing Date Plan Year” shall have the meaning set forth in Section 7.4(b).

“Closing Merger Consideration” shall mean an amount equal to (i) the Estimated Purchase Price, minus (ii) the Adjustment Escrow Amount, minus (iii) the Equityholders’ Representative Expense Fund Amount.

“Closing Payoff Instructions” shall have the meaning set forth in Section 3.2(b)(ii).

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated hereunder.

“Company” shall have the meaning set forth in the Recitals.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.4(b)(i), Section 4.9, Section 4.20 and Section 4.21.

“Company LLC Agreement” shall have the meaning set forth in the Recitals.

“Company Membership Interests” shall have the meaning set forth in the Recitals.

“Company Service Provider” means any employee, officer, director, individual independent contractor, consultant, leased employee, or other natural person who has provided services to any Acquired Company, in each case, as of any applicable time.

“Company Subsidiaries” shall have the meaning set forth in Section 4.3.

“Company Transaction Expenses” shall mean (i) any expenses and third party fees payable by the Acquired Companies incurred by the Acquired Companies in connection with the negotiation, drafting, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of attorneys, accountants and other advisors and service providers and (ii) any severance or change in control bonus, transaction, retention or similar amounts to be paid to any current Company Service Provider that becomes payable, triggered or accelerated solely as a result of the execution of this Agreement or the consummation of the Transactions (for the avoidance of doubt, excluding such amounts that become payable, triggered or accelerated as a result of events that occur after the consummation of the Transactions) (“Sale Bonuses”), (iii) the employer’s share of any payroll, social security, unemployment or other Taxes or other amounts required to be paid by any of the Acquired Companies in connection with any severance or Sale Bonuses; provided that such Taxes shall only be deemed to be Company Transaction Expenses if and when such release of the Adjustment Escrow Amount or such other contingent or deferred payment(s) in connection with the Transactions actually occurs, (iv) 50% of any Transfer Taxes, in each case, which have not been paid as of immediately prior to the Closing, and (v) 50% of the fees of the Escrow Agent.

“Confidentiality Agreement” shall mean that certain confidentiality letter agreement entered into by Parent, or an Affiliate thereof, on June 3, 2021 in connection with its contemplation of pursuing a strategic transaction with the Acquired Companies and/or the Equityholders.

“Continuing Employee” shall have the meaning set forth in Section 7.4(a).

“Contract” shall mean any contract, agreement, arrangement or understanding, whether written or oral, that is legally binding.

“Controlled Group Member” shall have the meaning set forth in Section 4.15(a).

“Counsel” shall have the meaning set forth in Section 12.16.

“COVID-19” shall mean the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2 and all related strains and sequences) and commonly known as “COVID-19”, any evolution, intensification, resurgence or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, Order, Proceeding, directive, guidelines, executive order, executive memo or recommendations (together with all guidance, rules and regulations related thereto) by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES), the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, Section 13(3) of the Federal Reserve Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid 19 Disaster, dated August 8, 2020, and IRS Notice 2020 65, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

“COVID-19 Response Measures” means any required action (in the Company’s or such Subsidiary’s reasonable judgment under the circumstances at the time the applicable action was taken or not taken) that is proportionally calculated to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures.

“Disclosure Schedules” shall have the meaning set forth in Section 7.7.

“Dispute Notice” shall have the meaning set forth in Section 3.3(b).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Benefit Plan” shall have the meaning set forth in Section 4.15(a).

“Employment Loss List” shall have the meaning set forth in Section 4.14(j).

“Enterprise Value” shall mean $270,000,000.

“Environmental Laws” shall mean all Laws concerning (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the protection of the environment or natural resources or human health or safety in respect of exposure to Hazardous Substances, or (iv) the use, actual or threatened Environmental Release, generation, handling, transport, treatment, management, distribution, generation, formulation, processing, labeling, recycling, reclamation, assessment, removal, testing, containment, response, storage, control, cleanup, abatement, monitoring, or disposal of, or exposure to Hazardous Substances or products containing Hazardous Substances, and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Environmental Release” shall mean any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of any Hazardous Substance into or through the environment.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equityholder Refund” shall have the meaning set forth in Section 7.6(g).

“Equityholder Written Consent” shall mean that written consent of the Equityholders approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger.

“Equityholders” shall have the meaning set forth in the Recitals.

“Equityholders Tax Audit” shall have the meaning set forth in Section 7.6(f).

“Equityholders’ Representative” shall have the meaning set forth in Section 11.1(a).

“Equityholders’ Representative Expense Fund” shall have the meaning set forth in Section 3.2(a)(v).

“Equityholders’ Representative Expense Fund Amount” shall have the meaning set forth in Section 3.2(a)(v).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Escrow Agent” shall mean Wilmington Trust, National Association.

“Escrow Agreement” shall mean an escrow agreement, by and between the Escrow Agent, the Equityholders’ Representative and Parent, in substantially the form attached hereto as Exhibit C.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.7.

“Estimated Purchase Price” shall mean (i) the Enterprise Value, plus (ii) Cash and Cash Equivalents, plus (iii) the Net Working Capital Adjustment, minus (iv) the Closing Date Indebtedness, and minus (v) the Company Transaction Expenses, in the case of (ii), (iii), (iv) and (v), as of the Reference Time, as estimated by the Company in good faith pursuant to Section 2.7.

“Estimated Purchase Price Calculation” shall have the meaning set forth in Section 2.7.

“Extra-Contractual Statement” shall have the meaning set forth in Section 8.1.

“Families First Act” shall mean the Families First Coronavirus Response Act (Public Law 116-127) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“FCPA” shall have the meaning set forth in Section 4.25(b).

“Final Allocation” shall have the meaning set forth in Section 7.6(j)(i).

“Final Determination” shall mean a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable national, federal, provincial, municipal, state, local or non-U.S. Tax Law).

“Financial Statements” shall have the meaning set forth in Section 4.6.

“Fraud” shall mean an act, committed by a Party, with intent to deceive another Party which (i) involves and requires a materially false representation of material fact made in the representations and warranties in Article IV or Article V, as applicable, by such Party; (ii) is made with actual knowledge that such representation is materially false; (iii) is made with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it and enter into this Agreement; (iv) causes that other Party, in justifiable reliance upon such materially false representation and with ignorance of the falsity of such representation, to take or refrain from taking action; and (v) causes such other Party to suffer monetary damage by reason of such reliance.  Solely for purposes of this definition, “actual knowledge” shall mean (a) with respect to the Company, the Knowledge of the Company, (b) with respect to any other entity, the actual knowledge of any director, manager, or officer of such entity, and (c) with respect to any individual, the actual knowledge of such individual. In no event shall any Person be liable for the Fraud of another Person.  For the avoidance of doubt, “Fraud” does not include any claim for any torts based on negligence or recklessness.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods presented in accordance with past practices.

“Governmental Entity” shall mean any federal, state, local or foreign court, tribunal, arbitrator or arbitral body (public or private), administrative agency or commission or other governmental or regulatory authority or administrative agency or commission, including each branch or department thereof.

“Hazardous Substance” shall mean any hazardous material, substance, pollutant, contaminant, waste, chemical substance or mixture, pesticide, petroleum, petroleum product or byproduct, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, or other substance, waste or material for which liability is imposed pursuant to any Environmental Laws, including all substances defined or regulated as “Hazardous,” “Toxic,” or a “Pollutant” pursuant to any Environmental Law.

“Income Tax” and “Income Taxes” shall mean any Tax that is based upon, measured by, or calculated with respect to gross or net income or profits.  For clarity, “Income Taxes” shall exclude all Taxes not described above in this definition, including sales and use Tax, property Taxes and payroll Taxes.

“Income Tax Return” shall mean any Tax Return with respect to Income Taxes (including, for the avoidance of doubt, IRS Form 1065 and any similar state or local tax form, together with any composite filings of any Acquired Company) for which the Equityholders (or their direct or indirect owners) would be responsible as a matter of Law (including, for the avoidance of doubt, IRS Form 1065 and any similar state or local tax form, together with any composite filings of any Acquired Company).

“Indebtedness” shall mean, as of any time, without duplication, with respect to the Acquired Companies, all obligations in respect of principal, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, fees or premiums payable as a result of the consummation of the Merger or otherwise) for (i) all indebtedness of the Acquired Companies for borrowed money or with respect to deposits or advances of any kind or indebtedness issued in substitution or exchange for borrowed money (including obligations and liabilities under any capital leases in accordance with the Accounting Principles (other than leases required to be capitalized as a result of Accounting Standards Codification 842) and the deferred purchase price of property, goods or services, including any earnout or contingent payment obligations and, for the avoidance of doubt, any outstanding purchase price adjustments, seller notes, holdbacks and notes payable in connection with acquisitions previously made by any Acquired Company (but excluding account or trade payables, accrued expenses and accruals incurred in the ordinary course of business)), (ii) indebtedness evidenced by any note, bond, debenture or other debt security or similar contracts or agreements, including, for the avoidance of doubt, any convertible notes not converted into Company Membership Interests prior to the Closing, (iii) all performance bonds and letters of credit to the extent drawn upon and not paid, (iv) any unpaid Income Taxes required to be paid by any Acquired Company for a Pre-Closing Tax Period, the amount of which shall (a) in no event be less than zero for any Acquired Company, for any taxable period, or for any particular Tax imposed by any jurisdiction, (b) include estimated (or other prepaid) Income Tax payments made by any Acquired Company prior to the Closing, only to the extent that such payments have the effect of reducing (not below zero) the particular current Income Tax liability in respect of which such payments were made, (c) include any Transaction Tax Deductions in accordance with Section 7.6(b) and (d) exclude any Income Taxes attributable to any transaction entered into on the Closing Date after the Closing outside the ordinary course of business by Parent or any of its Affiliates (including the Acquired Companies) (other than a transaction contemplated by this Agreement), (v) any unpaid employer’s share of payroll, social security, unemployment or similar Taxes of an Acquired Company with respect to compensation paid or accrued in any Pre-Closing Tax Period that are deferred to a taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act, (vi) any declared but unpaid dividends to any Equityholders of the Acquired Companies (except any dividend to any other Acquired Company), (vii) compensation or severance owed to any former employee of the Acquired Companies (including any prepayment penalties and the employer’s share of any payroll, social security, unemployment or other Taxes), (viii) any unpaid severance with respect to terminations that occurred prior to the Closing Date and any accrued or earned bonuses or deferred compensation to the extent unpaid prior to Closing (plus, in each case, the employer’s portion of employment, payroll and similar Taxes associated therewith, computed as though all such amounts were payable on the Closing Date), (ix) conditional sale or other title retention agreements relating to property or assets purchased by an Acquired Company (excluding trade payables and accruals incurred in the ordinary course of business), (x) obligations secured by Liens (other than Permitted Liens) on property owned by an Acquired Company, whether or not the obligations secured thereby have been assumed, (xi) defined benefit pension obligations in excess of the value of plan assets held by such plan, (xii) interest rate or currency swap transactions (valued at the termination value thereof as of the Closing Date), (xiii) any fees and penalties arising under the assignment, change of control or similar provisions of any Contracts set forth on Schedule 1.1 as a result of the transactions contemplated hereby, and (xiv) direct or indirect guarantees of the foregoing.  Notwithstanding anything to the contrary set forth herein, “Indebtedness” shall not include any liabilities included in Net Working Capital or Company Transaction Expenses, or intercompany indebtedness among Acquired Companies wholly-owned by the Company (whether directly or indirectly) or among the Company and any Acquired Company.  Notwithstanding anything to the contrary set forth herein, for purposes of Article II and III of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the Transactions).

“Indemnified Person” shall have the meaning set forth in Section 7.12(a).

“Inside Date” shall mean December 9, 2021.

“Intellectual Property” shall mean any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all applications, renewals and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications, renewals and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information; (d) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuation, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith; (e) websites and internet domain name registrations; (f) software, (g) moral rights, (h) rights of privacy and publicity, and (i) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” shall mean all written license, sublicense and other agreements (i) by or through which other Persons grant to any Acquired Company, or any Acquired Company grants to any other Persons, any exclusive or non-exclusive rights or interests in or to any Intellectual Property, other than (a) non-exclusive license agreements for commercially available “off-the-shelf” software and (b) non-exclusive licenses that were granted as part of

Contracts with clients of any Acquired Company in the ordinary course of business that are incidental to, and not the primary purpose of, the performance of such Contracts, (ii) for the development of Intellectual Property for the benefit of any Acquired Company, and (iii) any coexistence agreement, covenant not to sue agreement, or other agreement entered into to settle any Intellectual Property-related dispute.

“Intended Tax Treatment” shall have the meaning set forth in Section 7.6(i).

“Interim Financial Statements” shall mean the unaudited consolidated balance sheet and related unaudited consolidated statement of income, statement of members’ capital and statement of cash flows of the Acquired Companies (including any notes thereon) for the period of nine months ended on the Interim Financial Statements Date (a copy of which is included in the Disclosure Schedule).

“Interim Financial Statements Date” shall mean September 30, 2021.

“Interim Period” shall have the meaning set forth in Section 6.1(a).

“Inventory” shall mean all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Companies.

“IPO Transaction” shall have the meaning set forth in Section 6.2(a).

“IRS” shall mean the Internal Revenue Service.

“Joinder” shall have the meaning set forth in Section 12.2.

“Key Employees” shall mean each of Kam Pasha, Kiran Mukkamala, Christopher Ferrari, Nihar Doshi, Robert Larkin, John Kuhl, Seth Larkin and Brian Magann.

“Knowledge of Parent”, “Parent’s Knowledge” or words of similar import, regardless of case, shall mean the current, actual knowledge of the individuals specified on Schedule 1.1(a), in each case, after due and reasonable inquiry by such person.

“Knowledge of the Company”, “Company’s Knowledge”, or words of similar import, regardless of case, shall mean the current, actual knowledge of any of the individuals specified on Schedule 1.1(b), in each case, after due and reasonable inquiry by such person.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Law” shall mean any federal, state or local governmental law, common law (including fiduciary duties), act, code, decree, statute, rule, ruling, regulation or requirement of any Governmental Entity, including, without limitation, any Environmental Law, as well as all rules, regulations and Orders promulgated thereunder and any Orders of any Governmental Entity and courts having the force of law.

“Leased Real Property” shall mean the real property leased to any of the Acquired Companies pursuant to a Real Property Lease.

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(a).

“Lien” shall mean any lien, charge, pledge, security interest, mortgage, claim, encumbrance, option, right of first refusal and other proscription, restriction, condition, covenant or similar right, whether imposed by law, by contract or otherwise, in each case, other than a Permitted Lien.

“Material Adverse Effect” shall mean any effect, change, event, state of fact, result, development, circumstance or condition which when considered individually or in the aggregate with all other effects, changes, events, results, state of facts, developments, circumstances or conditions would reasonably be expected to have a materially adverse effect on (i) the assets, liabilities, operations, condition (financial or otherwise), results of operations or businesses of the Acquired Companies, taken as a whole, or (ii) the ability of the Company to perform its obligations hereunder or consummate the transactions contemplated hereby; provided, however, that for the purposes of clause (i), a “Material Adverse Effect” shall not be deemed to include any effect, change, event, state of fact, result, development, circumstance or condition arising out of, relating to or resulting from: (a) general economic or political conditions, (b) circumstances that affect any industries, markets or geographical areas in which any Acquired Company conducts its business, (c) any changes in financial, banking or securities markets in general, including, without limitation, any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (d) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the prior written consent of or at the written request of Parent or any action taken by Parent or any of its Affiliates, (e) any changes in applicable Laws or accounting rules (including GAAP) after the date hereof, (f) the announcement of the transactions contemplated by this Agreement, including, without limitation, losses of customers, suppliers, distributors or others having relationships with any Acquired Company which losses have resulted from the announcement hereof, (g) any Acquired Company not meeting the results set forth in any projection or forecast (it being understood that any underlying event, change, result, state of facts, development, circumstance or condition underlying the failure to meet such projections or forecasts may be taken into account in determining if a Material Adverse Effect shall have occurred), (h) any natural disaster, weather condition or other force majeure event, plagues or other epidemics, including COVID-19, or any act of terrorism, sabotage, military action, armed hostilities or war (whether or not declared), in each case, as in existence or commencing after the date of this Agreement, (i) any action expressly required to be taken under any Law or Order or any existing material Contract made available to Parent by which any Acquired Company (or any of its properties) is bound, (j) the availability, cost or terms of equity, debt or other financing to Parent or its Affiliates; provided, however, that with respect to the foregoing clauses (a), (b), (c), (e) and (h) any such effect, change, result, event, state of fact, development, circumstance or condition shall not be disregarded in determining whether a “Material Adverse Effect” has occurred if (and then only to the extent) it disproportionately impacts the Acquired Companies and their respective businesses in comparison to other participants in the industries in which the Acquired Companies operate.

“Material Contract” shall mean any and all Contracts of the following types to which any Acquired Company is a party or bound: (a) any Contract which is not terminable on ninety (90) days’ notice and under which (1) the Acquired Companies have made payments of more than $350,000 in any twelve (12) month period in the last three (3) years, (2) the Acquired Companies have received payments of more than $350,000 in any twelve (12) month period in the last three (3) years or (3) the Acquired Companies are required to make an annual payment of more than $350,000; (b) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $350,000, in each case by the Acquired Companies; (c) any employment or consulting agreements or contracts which provide for compensation payable to the employee or consultant in excess of $200,000 per year; (d) any covenant not to compete with any person or other restrictive covenant (including any non-solicit, no-hire or similar covenant) that limits the conduct of the business of the Acquired Companies as conducted on the date of this Agreement or which would reasonably be expected to limit the conduct of Parent or its Affiliates, following the Closing, whether geographically or otherwise; (e) any Contract with an Affiliate of any Acquired Company (other than any Contract solely between or among Acquired Companies); (f) any lease, sublease or similar Contract with any Person under which any Acquired Company is a lessor or sublessor of, or makes available for use to any Person, any of the assets of any Acquired Company and which provides for payments in excess of $200,000 per year; (g) any lease, sublease or similar Contract with any Person under which any Acquired Company is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person and such lease, sublease or similar Contract provides for payments in excess of $200,000 per year; (h) any Contract evidencing any indebtedness for borrowed money of any Acquired Company in excess of $350,000; (i) any Contract under which any Acquired Company is, directly or indirectly, obligated to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person; (j) any Contract granting a Lien upon any of the material assets of any Acquired Company; (k) any Contract, since January 1, 2019, for the transfer or sale of any material assets of any Acquired Company outside of the ordinary course of business or that relates to the acquisition from or by or disposition to or from of any business, division, product line, intellectual property, equity interests or material assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise, but excluding in each case non-disclosure or confidentiality Contracts); (l) any Contract for any joint venture, partnership or similar arrangement; (m) any Contract the primary purpose of which is the indemnification by any Acquired Company of any Person; (n) any Contract which is material to the business the Acquired Companies, taken as a whole, and which provides that the occurrence of a change of control of any Acquired Company will result in a breach or default of such Contract or give the counterparty thereto the right to terminate or accelerate the obligations of any Acquired Company under such Contract; (o) any Intellectual Property Agreement; (p) any Contract that is a settlement, conciliation or similar agreement pursuant to which the Company or a Subsidiary has material outstanding obligations as of the date of this Agreement; (q) any Labor Agreement; (r) any Contract that provides for any “most favored nation” pricing provisions granted to any Acquired Company to any purchaser of goods or services from them; (s) any Contract that provides for any purchase, sale, supply or services that contains price, maximum or minimum volume requirements or commitments by the applicable Acquired Company, exclusive pricing arrangements provided by the applicable Acquired Company or promotional requirements to which the applicable Acquired Company is bound by; (t) any Contract that grants to any Person a right of first-refusal, first-offer or similar preferential right that limits or purports to limit the ability of any of the Acquired Companies to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses; (u) is between or among one or more Acquired Companies on the one hand, and any Governmental Entity or any Affiliate of any of the Acquired Companies (other than an Acquired Company) on the other hand; or (v) is between or among the Company or any Company Subsidiary on the one hand, and any (1) Top Customer or (2) Top Supplier on the other hand; provided, however, that in no case shall any Business Insurance Policies or Employee Benefit Plans be considered a “Material Contract.”

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Net Working Capital” shall mean, with respect to the Acquired Companies, on a consolidated basis, the current assets of the Acquired Companies as of Reference Time and consistent with Exhibit B, less the current liabilities of the Acquired Companies as of the Reference Time and consistent with Exhibit B, in each case, calculated in accordance with Accounting Principles.  For the avoidance of doubt, in calculating current liabilities, only the categories of liabilities set forth in Exhibit B shall be included. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include a double count of any amounts included in the calculation of Cash and Cash Equivalents, Company Transaction Expenses or Indebtedness.

“Net Working Capital Adjustment” shall mean (i) if the Net Working Capital exceeds the Target Net Working Capital by more than $1,000,000, the amount by which such excess is greater than $1,000,000, (ii) if the Target Net Working Capital exceeds the Net Working Capital by more than $1,000,000, the amount by which such excess is greater than $1,000,000 and (iii) if the Net Working Capital exceeds the Target Net Working Capital by $1,000,000 or less or the Target Net Working Capital exceeds the Net Working Capital by $1,000,000 or less, then zero; provided, that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“Non-Income Tax Audit” shall have the meaning set forth in Section 7.6(f).

“Non-Party Affiliates” shall have the meaning set forth in Section 8.4.

“Order” shall mean any judgment, ruling, award, order, writ, injunction, decree, consent decree, statute, rule, ordinance or regulation of a Governmental Entity having jurisdiction over the applicable party.

“Organizational Documents” shall mean: (A) in the case of a Person that is a corporation, its articles or certificate of incorporation and bylaws; (B) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (C) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its operating or limited liability company agreement; and (D) in the case of any other entity, its governing instruments required or contemplated by the Laws of its jurisdiction of organization.

“Parent” shall have the meaning set forth in the Preamble.

“Parent SEC Reports” means, collectively, together with any exhibits and schedules thereto and other information expressly incorporated therein, and as they have been supplemented, modified or amended since the time of filing, all statements, forms, reports and documents filed or furnished by Parent prior to the date of this Agreement with the SEC pursuant to Securities Laws since January 1, 2019.

“Parent Plan” shall have the meaning set forth in Section 7.4(b).

“Partnership Tax Audit Rules” shall mean Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Payment Schedule” shall mean the schedule described in Section 2.7.  The “Payment Schedule” shall be updated from time to time by the Equityholders’ Representative to reflect the allocation and distribution of any amounts payable to, or any liabilities or obligations of, the Equityholders (including in connection with the payments and distributions contemplated in Section 3.2(a), Section 3.4 and Section 11.1).  Such allocation and distribution shall be determined by the Equityholders’ Representative in good faith in its sole discretion and in accordance with the terms of the Company LLC Agreement as in effect immediately prior to the Effective Time.  Any such determination of the Payment Schedule by the Equityholders’ Representative shall be final and binding on all the Equityholders absent fraud or manifest error. For the avoidance of doubt, Parent and its Affiliates shall be entitled to rely on the Payment Schedule and shall have no liability to any Person for any inaccuracy in the Payment Schedule and no obligation to verify or investigate the accuracy or correctness of the Payment Schedule.

“Payoff Letters” shall have the meaning set forth in Section 3.2(b)(i).

“Percentage Interest” shall have the meaning set forth in Section 2.7.

“Permits” shall mean all permits, licenses, authorizations, determinations, variances, registrations, certificates of authority, Orders and approvals of Governmental Entities.

“Permitted Liens” shall mean (i) statutory Liens or other Liens imposed by Law for Taxes that are (A) not yet due and payable or (B) being contested in good faith by proper proceedings and for which adequate reserves have been established in the Financial Statements in accordance with GAAP; (ii) Liens which are purchase money or Liens securing rental payments under a capital or operating lease arising in the ordinary course of business for amounts which are not in default; (iii) carriers’, warehousemen’s, mechanics, landlords’, materialmen’s, repairmen’s or other substantially similar Liens arising under Law incurred in the ordinary course of business for amounts not yet due and payable; (iv) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar instruments, whether or not recorded in the public land records or filed in other public records, which do not, individually or in the aggregate, materially interfere with the use or marketability of the relevant asset; (v) zoning, subdivision and other applicable Laws which are not violated by the current use or occupancy of the real property under the Real Property Leases; (vi) Liens under the applicable Person’s Organizational Documents; (vii) restrictions imposed generally by applicable Securities Laws; (viii) Liens created by non-exclusive licenses granted in the ordinary course of business in any Intellectual Property; (ix) Liens created by this Agreement or in connection with the transactions contemplated hereby or by the actions of Parent or Merger Sub or any of its Affiliates (including in connection with Parent’s financing); (x) Liens listed on Schedule 1.1(c); (xi) Liens securing indebtedness for borrowed money as disclosed in the Financial Statements or in the Disclosure Schedules, in each case, which will be released at or prior to Closing, and (xii) amendments, extensions, renewals or replacements of any Lien referred to in clauses (i) through (ix) above, to the extent that the scope, duration and effect of the Lien so amended, extended, renewed or replaced remains the same in all material respects.

“Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, Governmental Entity, or any other legal entity.

“Pre-Closing Income Tax Returns” shall have the meaning set forth in Section 7.6(a).

“Pre-Closing Tax Period” shall mean any Tax period ending on or prior to the Closing Date, and the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Proceeding” shall mean any suit, action, claim, charge, complaint, audit, investigation, arbitration, inquiry, administrative enforcement proceeding or other legal proceeding by or before any Governmental Entity.

“Proposed Closing Date Calculations” shall have the meaning set forth in Section 3.3(a).

“Purchase Price” shall mean, after final determination (i) the Enterprise Value, plus (ii) the Cash and Cash Equivalents, plus (iii) the Net Working Capital Adjustment (which may be a negative number), minus (iv) the amount of Closing Date Indebtedness, minus (v) the amount of Company Transaction Expenses, in each case as determined in respect of the Reference Time.  Notwithstanding anything to the contrary set forth herein, for the avoidance of doubt, no component of Purchase Price shall reflect any obligation incurred by, or at the direction of, Parent, Merger Sub or any of their respective Affiliates as of the Reference Time under any credit facility or otherwise.

“Real Property Lease” shall have the meaning set forth in Section 4.18(c).

“Reference Time” means 11:59 pm Eastern Time on the Business Day immediately preceding the Closing Date.

“Related Party Contracts” shall have the meaning set forth in Section 4.20.

“Releasee” shall have the meaning set forth in Section 12.17.

“Releasor” shall have the meaning set forth in Section 12.17.

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, managers, agents, attorneys, accountants and financial, tax and other advisors.

“Required Equityholder Vote” shall have the meaning set forth in the Recitals.

“Restrictive Covenant Agreements” shall have the meaning set forth in the Recitals.

“RWI Insurer” shall mean Euclid Transactional, LLC.

“RWI Policy” shall have the meaning set forth in Section 5.7.

“Sanctioned Country” means any country or region or government thereof that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions and Export Control Laws (including, without limitation, Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions and Export Control Laws, including, without limitation: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions and Export Control Laws” means all U.S. and non-U.S. Laws relating to (i) economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union; and (ii) export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Securities Laws” shall mean: (i) the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder; (ii) the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder; (iii) all state securities or “Blue Sky” laws and regulations, as amended from time to time; and (iv) all case law, interpretive authority and Orders issued by any Governmental Entity interpreting or construing any of the foregoing.

“Stearns” has the meaning set forth in Section 12.16.

“Straddle Period” shall mean any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, directly or indirectly (either alone or through or together with any other Subsidiary of such Person) owns more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity.

“Surviving Covenants” shall have the meaning set forth in Section 8.2.

“Surviving Entity” shall have the meaning set forth in Section 2.1.

“Surviving Entity Certificate of Formation” shall have the meaning set forth in Section 2.4.

“Surviving Entity Company Unit” shall have the meaning set forth in Section 2.6(a).

“Surviving Entity LLC Agreement” shall have the meaning set forth in Section 2.4.

“Surviving Provisions” shall have the meaning set forth in Section 10.2.

“Target Net Working Capital” shall mean $13,880,000.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges, in each case in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), imposed by any Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, escheat or unclaimed property, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed with a Taxing Authority in connection with the administration of Taxes, including any schedule or attachment thereto and amendment thereof.

“Tax Sharing Agreement” shall mean any tax sharing agreement, tax indemnification agreement or similar tax agreement entered into prior to the Closing Date (other than agreements entered into in the ordinary course of business and a primary purpose of which is not Taxes).

“Taxing Authority” shall mean any Governmental Entity charged with the determination, collection or imposition of Taxes, or the exercise of regulatory authority in respect of Tax Laws.

“Termination Date” shall have the meaning set forth in Section 10.1(c).

“Top Customer” shall have the meaning set forth in Section 4.23.

“Top Supplier” shall have the meaning set forth in Section 4.22.

“Transaction” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” shall mean this Agreement and any other document contemplated to be delivered pursuant to this Agreement as of the Closing Date.

“Transaction Tax Deduction” shall mean, without duplication, any deductions for Income Tax purposes for the payment of or otherwise attributable to (i) the Company Transaction Expenses (or amounts that would be Company Transaction Expenses but for being paid prior to

Closing), (ii) non-qualified options or equity appreciation rights payable by any Acquired Company as a result of the Closing, to the extent included as an accrual in Net Working Capital or Indebtedness, (iii) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of the Indebtedness on the Closing Date or in connection with the Closing, (iv) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of any of the Acquired Companies contingent upon the Closing or, in the case of routine bonus or similar payments not contingent upon the Closing, to the extent included as an accrual in Net Working Capital or Indebtedness, and (v) any payroll Taxes imposed with respect to any of the foregoing, to the extent included as an accrual in Net Working Capital or Indebtedness.

“Transfer Taxes” shall have the meaning set forth in Section 7.6(h).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

Article II
MERGER

Section 2.1Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, Merger Sub shall be merged with and into the Company at the Effective Time.  Immediately following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Act.

Section 2.2Effective Time.  Subject to the terms and conditions set forth in this Agreement, contemporaneously with the Closing (or such other time as Parent and the Company may agree), the Parties shall cause a certificate of merger (the “Certificate of Merger”) in the form attached hereto as Exhibit A, to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the Act.  The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.3Effects of Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without further act or deed, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.4Certificate of Formation; LLC Agreement.  At the Effective Time: (a) the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of formation of the Surviving Entity (the “Surviving Entity Certificate of Formation”) until thereafter changed or amended as provided therein, in the Surviving Entity LLC

Agreement or in accordance with applicable Law; and (b) Company LLC Agreement as in effect immediately prior to the Effective Time shall be amended and restated in its entirety pursuant to Section 18-209(f) of the Act and the Company LLC Agreement, as so amended and restated, shall become the limited liability company agreement of the Surviving Entity (the “Surviving Entity LLC Agreement”) until thereafter changed or amended as provided therein or by the Surviving Entity Certificate of Formation and applicable Law.

Section 2.5Managers; Officers.  The sole member of Merger Sub immediately prior to the Effective Time shall be the sole member of the Surviving Entity, in each case, in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity LLC Agreement.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with Surviving Entity Certificate of Formation and the Surviving Entity LLC Agreement until such officer’s successor is duly elected or appointed and qualified or until the earlier of their death, resignation, incapacity or removal.

Section 2.6Effect on Equity Securities of Company and Merger Sub.

(a)Conversion of Merger Sub Membership Interests.  At the Effective Time, upon the terms and conditions set forth in this Agreement, 100% of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, be converted into 100% of the membership interests of the Surviving Entity.

(b)Conversion of Company Membership Interests.  At the Effective Time, upon the terms and conditions set forth in this Agreement, each Company Membership Interest issued and outstanding as of immediately prior to the Effective Time, shall by virtue of the Merger, be converted into and shall become the right to receive a portion of the Closing Merger Consideration and, if applicable, a portion of each of the Adjustment Escrow Amount and the Equityholders’ Representative Expense Fund Amount that is released to the Equityholders, in each case, in accordance with the terms and conditions of the Company’s Organizational Documents, applicable Law and any Equityholder agreements between or among the Equityholders as in effect immediately prior to the Effective Time (together, the “Allocation Requirements”) and the Payment Schedule.  From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of Company Membership Interests outstanding immediately prior to the Effective Time, shall be cancelled and any Company Membership Interests evidenced thereby shall no longer be outstanding and each holder thereof shall cease to have any rights with respect to such Company Membership Interests except the right to receive the consideration provided for herein pursuant to Section 3.2(a) and Section 11.1.

Section 2.7Estimated Purchase Price Calculation; Payment Schedule.  No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent: (i) a good faith calculation of the Closing Merger Consideration and the Estimated Purchase Price  (the “Estimated Purchase Price Calculation”), accompanied by a schedule setting forth the Company’s good faith estimates of each of: (A) the Cash and Cash Equivalents, (B) the Net Working Capital Adjustment, (C) the Closing Date Indebtedness and (D) the Company Transaction Expenses, in each case, including reasonably detailed calculations of the components thereof and in a manner consistent with the applicable definitions thereof (together, the “Estimated Closing Statement”); and (ii) the

Payment Schedule, which shall be determined consistent with the Allocation Requirements and shall include (A) the amount and portion of the Closing Merger Consideration payable to each Equityholder and (B) the portion (expressed as a percentage) of any additional amount payable to each Equityholder (such percentage with respect to any Equityholder, the “Percentage Interest”), including in respect of any Adjustment Escrow Amount and Equityholders’ Representative Expense Fund Amount, if applicable.  The Estimated Purchase Price Calculation and Estimated Closing Statement and the determinations contained therein have shall be prepared in accordance with the Accounting Principles and the other terms and definitions in this Agreement and the Company shall consider in good faith any comments of the Parent timely received prior to the Closing in respect of the Estimated Purchase Price Calculation and Estimated Closing Statement.  At the Closing, Parent shall pay, and/or shall cause the Company, Merger Sub or the Surviving Entity to pay, in cash by wire transfer of immediately available funds, the Closing Merger Consideration as set forth in Section 3.2(a) (subject to compliance with Section 2.8).

Section 2.8Equityholder Requirements.  The Company and the Equityholders’ Representative shall comply with the following provisions applicable to payment of the Closing Merger Consideration to each Equityholder.

(a)At or prior to the Closing, the Company shall mail or otherwise deliver, or cause to be mailed or otherwise delivered (including through use of an electronic platform), to each Equityholder a Letter of Transmittal, substantially in the form of Exhibit D attached hereto with such changes thereto as may be reasonably required to reflect any entity differences (the “Letter of Transmittal”).  Subject to the satisfaction of the conditions in Article IX, in the event that an Equityholder does not deliver to Parent a properly completed and duly executed Letter of Transmittal, in each case at or prior to the Closing, such failure shall not alter, limit or delay the Closing, but such Equityholder shall not be entitled to receive the cash payments contemplated herein unless and until such Person delivers a properly completed and duly executed Letter of Transmittal to Parent.  Upon the delivery to Parent of a properly completed and duly executed Letter of Transmittal and such other documents as may be required pursuant to the instructions set forth in such Letter of Transmittal from Parent, each such Equityholder shall be entitled to receive, subject to the terms and conditions hereof, an amount equal to such Equityholder’s portion of the Closing Merger Consideration set forth in the Payment Schedule (without any interest thereon). Parent shall make such payments in accordance with Section 3.2 to each Equityholder that submits a properly completed and duly executed Letter of Transmittal and such other required documents at least three (3) Business Days before the Closing and after the Closing Parent shall make such payments within three (3) Business Days of receipt of a properly completed and duly executed Letter of Transmittal and such other required documents.  In no event shall any Equityholder be entitled to receive interest on any of the funds to be received in the Merger.  Any equity interests held by an Equityholder that has delivered a Letter of Transmittal to Parent shall not be transferable on the books of the Company without Parent’s prior written consent. At the Effective Time, the unit transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of equity interests theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the equity interests of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except the right to receive the applicable consideration as provided in this Agreement.

(b)Each Equityholder will deliver or will cause to be delivered to Parent such Equityholder’s Letter of Transmittal (and any related and required documents) prior to any payments being made to such Equityholder pursuant to Section 3.2.  After the Closing, any Equityholder who has not theretofore complied with the procedures set forth in Agreement shall thereafter look only to Parent for payment of the portion of the Closing Merger Consideration to which such Equityholder is entitled upon delivery of such Equityholder’s Letter of Transmittal and related documents.

(c)No interest shall accrue or be paid on the amount payable upon the delivery of any Letters of Transmittal.  None of Parent, Merger Sub, the Company, the Surviving Entity, the Equityholders’ Representative nor any other Party shall be liable to any Equityholder for any amount or interest thereon delivered to a Governmental Entity or public official pursuant to any applicable abandoned property, escheat or similar laws.

Section 2.9Additional Actions.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Acquired Companies or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or any Acquired Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or any Acquired Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Article III
CLOSING

Section 3.1Closing of the Merger.  The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law and in accordance with the terms of this Agreement) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law and in accordance with the terms of this Agreement) waived in writing) or (b) at such other place, time or date as Parent and the Company may mutually agree in writing.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.2Estimated Purchase Price; Transactions to be Effected at the Closing.

(a)At the Closing, Parent shall:

(i)subject to and in accordance with Section 2.7, Section 2.8 and the Payment Schedule, pay to each Equityholder such Equityholder’s portion of the Closing Merger

Consideration, in cash, by wire transfer to the bank account or accounts set forth in each such Equityholder’s previously timely delivered Letter of Transmittal;

(ii)deposit, or cause to be deposited, in accordance with the terms of the Escrow Agreement, an amount in cash equal to the Adjustment Escrow Amount with the Escrow Agent;

(iii)repay, or cause to be repaid, on behalf of the Acquired Companies any outstanding amount of Closing Date Indebtedness of the Acquired Companies, by wire transfer of immediately available funds, and pursuant to the payment instructions set forth in the applicable Payoff Letters provided to Parent by the Company pursuant to this Agreement;

(iv)pay, or cause to be paid, the Company Transaction Expenses in accordance with the Closing Payoff Instructions;

(v)deposit an amount in cash equal to $1,000,000 (such amount, the “Equityholders’ Representative Expense Fund Amount” and such cash, the “Equityholders’ Representative Expense Fund”) which shall be deposited into an account designated by the Equityholders’ Representative, to be held and distributed in accordance with the terms of this Agreement; and

(vi)deliver, or cause to be delivered, to the Company:

(A)a certificate executed by the Secretary of Parent and Merger Sub certifying that attached thereto are true, correct and complete copies of the resolutions of each of Parent and Merger Sub authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation of the transactions contemplated hereby and thereby;

(B)a true and complete copy of the Binder Agreement with respect to the RWI Policy duly executed by the RWI Insurer and Parent, which shall be bound and in full force and effect; and

(C)evidence reasonably satisfactory to the Equityholders’ Representative of the issuance of a run-off policy to the current policy of directors’ and officers’ liability insurance maintained by the Companies in accordance with Section 7.12(f);

(b)At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent:

(i)customary payoff letters from the holders of all Closing Date Indebtedness listed on Schedule 3.2(b)(i) that (A) reflect the amounts required in order to pay in full all such Closing Date Indebtedness outstanding as of the Closing, (B) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Acquired Companies or the Company Membership Interests shall be terminated and of no further force and effect and (C) include wire transfer instructions for the holder (such letters, the “Payoff Letters”);

(ii)instructions for the payoff or discharge of all Company Transaction Expenses, including wire instructions for each payee (the “Closing Payoff Instructions”);

(iii)all books and records of the Acquired Companies or confirmation that all such books and records are held at the offices of the Company or their representatives at the Closing;

(iv)evidence that all related party Contracts, including all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Equityholders of the Company and their Affiliates (other than the Company), on the other hand have been terminated on terms satisfactory to Parent and with no further liability or obligation of the Company;

(v)resignations of the managers and officers of each Acquired Company set forth on Schedule 3.2(b)(v), effective as of the Closing, executed by such managers and officers, in form and substance satisfactory to Parent;

(vi)a properly completed and duly executed IRS Form W-9 for each Equityholder;

(vii)a certificate executed by the Secretary of the Company certifying that attached thereto are true, correct and complete copies of the resolutions of the board of directors of the Company authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and

(viii)the Certificate of Merger, duly executed by the Company.

(c)At or prior to the Closing, the Parties shall deliver or cause to be delivered the Escrow Agreement, duly executed by each of the Escrow Agent, Parent and the Equityholders’ Representative.

Section 3.3Determination of Final Purchase Price.

(a)As soon as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Equityholders’ Representative (i) a balance sheet of the Company and the Company Subsidiaries as of the Closing Date, together with Parent’s good faith proposed calculation of each of (A) the Cash and Cash Equivalents, (B) the Net Working Capital Adjustment, (C) the Closing Date Indebtedness and (D) the Company Transaction Expenses (such calculations, collectively, the “Proposed Closing Date Calculations”).  The Proposed Closing Date Calculations shall include reasonably detailed calculations of the components thereof.  Parent agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles and the other terms and definitions in this Agreement.  The calculation of the Proposed Closing Date Calculations does not permit the introduction of different accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgements, assumptions, techniques or estimation methodologies other than set forth in the Accounting Principles.

(b)If the Equityholders’ Representative does not give written notice of any dispute (a “Dispute Notice”) to Parent within forty-five (45) days of receiving the Proposed Closing Date Calculations, the Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Cash and Cash Equivalents, Net Working Capital Adjustment, Closing Date Indebtedness and Company Transaction Expenses, in each case, for all purposes hereunder (including the determination of the Actual Adjustment); provided, however, that (A) in the event that Parent does not provide any materials reasonably requested by the Equityholders’ Representative within five (5) Business Days of request therefor (or such shorter period as may remain in such forty-five (45) period), such forty-five (45) period shall be extended by one day for each additional day required for Parent to fully respond to such request.  If the Equityholders’ Representative gives a Dispute Notice to Parent (which Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute and all other items and amounts not so disputed shall be deemed final) within such forty-five (45) day period, Parent and the Equityholders’ Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Parent receives the applicable Dispute Notice from the Equityholders’ Representative and all such discussions, communications and negotiations related thereto shall (unless otherwise agreed by Parent and the Equityholders’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule.  If the Equityholders’ Representative and Parent do not agree upon a final resolution with respect to such disputed items within such thirty (30) day period, then the remaining items in dispute shall be submitted promptly to Grant Thornton LLP, or, if such firm declines to be retained or is otherwise unable to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Parent and the Equityholders’ Representative (in either case, the “Accounting Firm”) which shall act as an expert and not as an arbitrator.  If the Accounting Firm is engaged, then the Equityholders’ Representative and Parent shall each submit to the Accounting Firm in writing, not later than fifteen (15) Business Days after the Accounting Firm is engaged, their respective positions with respect to each disputed item, together with such reasonable supporting documentation as they deem necessary or as the Accounting Firm may reasonably request and no discovery will be permitted and no arbitration hearing among the Parties will be held; provided, however, that the Accounting Firm may request additional information and/or a meeting among the Parties in connection with the Accounting Firm’s determination hereunder and the Parties will use commercially reasonable efforts to provide such additional information and/or to attend any such requested meeting.  The Accounting Firm shall only decide the specific items under dispute by the Parties and its determination of each disputed item shall be within the range of values chosen by the Equityholders’ Representative and the value chosen by Parent assigned to each such disputed item in the Proposed Closing Date Calculations and the Dispute Notice, respectively and shall be based on the terms, conditions and definitions of this Agreement, and not by independent review.  The Accounting Firm shall be required to use its best efforts to render a determination of each disputed item within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Equityholders’ Representative and Parent, and any associated engagement fees shall initially be borne 50% by the Equityholders’ Representative and 50% by Parent; provided that such fees shall ultimately be allocated in accordance with Section 3.3(c).  The fees of such Accounting Firm allocable to the Equityholders’ Representative shall not be the personal obligations of the Equityholders’ Representative and shall be paid by the Equityholders’

Representative (on behalf of the Equityholders) solely from the Equityholders’ Representative Expense Fund Amount; provided that until the time the Purchase Price is finally determined in accordance with this Section 3.3, the Equityholders’ Representative may not, without Parent’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, expend funds from the Equityholders Representative Expense Fund other than (i) for reasonable, documented third-party out-of-pocket expenses that do not exceed $500,000 individually or in the aggregate or (ii) to pay for the Accounting Firm’s fees in accordance herewith.  The determination of such Accounting Firm shall be conclusive and binding for all purposes of this Agreement.  Parent shall revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3.3(b) by the Accounting Firm, and, as revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Cash and Cash Equivalents, the Net Working Capital Adjustment, the Closing Date Indebtedness and the Company Transaction Expenses, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). The Equityholders’ Representative shall promptly revise the Payment Schedule to reflect the final determination of such amounts.

(c)In the event the Equityholders’ Representative and Parent submit any unresolved disputed items to the Accounting Firm for resolution as provided in Section 3.3(b), the responsibility for the fees and expenses of the Accounting Firm shall borne by Parent or the Equityholders’ Representative in proportion to the disputed amounts finally resolved adverse to such party.

(d)Parent shall, and shall cause each Acquired Company to, use commercially reasonable efforts to make its financial records and personnel available to the Equityholders’ Representative and its accountants and other representatives on a commercially reasonable basis during the review by the Accounting Firm of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(e)The Parties agree that the procedures set forth in this Section 3.3 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Parent or the Equityholders’ Representative from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 3.3(b), or to compel any party to this Agreement to submit any dispute arising in connection with this Section 3.3 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 3.3, in any court or other tribunal of competent jurisdiction in accordance with Section 12.4.  The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error.  It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided; however, any deadline or time period contained herein may be extended or modified by the written agreement of Parent and the Equityholders’ Representative and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 3.3.  Notwithstanding anything to the contrary set forth herein, all calculations shall be made without duplication.

Section 3.4Adjustment to Estimated Purchase Price.

(a)If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 3.3, Parent shall pay to the Equityholders’ Representative, on behalf of the Equityholders, an amount equal to such positive amount (such positive amount, not to exceed $1,000,000), if any, by wire transfer or delivery of immediately available funds, to the account or accounts previously designated in writing by the Equityholders’ Representative. Furthermore, if the Actual Adjustment is zero or a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 3.3, Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount to the Equityholders’ Representative, on behalf of the Equityholders, by wire transfer in immediately available funds to the account or accounts previously designated in writing by the Equityholders’ Representative.

(b)If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 3.3, Parent and Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (i) to Parent, an amount equal to the absolute value of such negative amount (such amount, if any, not to exceed the Adjustment Escrow Amount), by wire transfer in immediately available funds to the account or accounts previously designated in writing by Parent, and (ii) to the Equityholders’ Representative, on behalf of the Equityholders, any remaining amount of the Adjustment Escrow Amount, by wire transfer in immediately available funds to the account or accounts previously designated in writing by the Equityholders’ Representative.

(c)Notwithstanding anything to the contrary in this Agreement, the Equityholders’, Parent’s and Merger Sub’s sole recourse for payment of any Actual Adjustment pursuant to this Agreement shall be to the Adjustment Escrow Amount (with such recourse against the Equityholders being solely to the $1,000,000 deposited at Closing with the Escrow Agent) and none of the Equityholders, Parent or Merger Sub or any of the Acquired Companies or any of their respective Affiliates shall have any claim against Parent, Merger Sub, the Surviving Entity or any of the Acquired Companies, or any Equityholder, the Equityholders’ Representative or any of their respective Affiliates in respect thereof.

Section 3.5Tax Treatment(a).  Any payments made with respect to adjustments under Section 3.4 shall be treated as adjustments to the Purchase Price for all Tax purposes unless required otherwise by applicable Law.

Section 3.6Withholding.  Parent and the Acquired Companies (and their Affiliates and agents) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement as are required to be deducted or withheld therefrom under U.S. federal, state, or local or non-U.S. Law.  In the event Parent determines that any deduction or withholding applies to any payment (other than any deduction or withholding relating to amounts treated as compensation for Tax purposes or resulting from a failure to provide the certifications pursuant to Section 3.2(b)(vi)), it will notify the Company at least two (2) Business Days prior to such payment and the Parties will use commercially reasonable efforts to eliminate or reduce any such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid to the appropriate Governmental Entity by Parent, the Acquired Companies or their Affiliates or agents, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. The Parties acknowledge that based on current Law, a recipient of payments pursuant to this Agreement who provides the certifications to Parent pursuant to Section 3.2(b)(vi) is not subject to withholding (other than required withholdings in respect of employment, social security and similar Taxes, if any).

Article IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Subject to Section 7.7, except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 4.1Organization.

(a)Each Acquired Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Acquired Company has all necessary limited liability company power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except where the failure to have such authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Acquired Company is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the nature of its business requires such qualification or license, except where the failure to be duly licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect or materially affect the Acquired Companies’ ability to consummate the transaction contemplated hereby.

(b)The Company has made available to Parent an accurate and complete copy of each Organizational Document of each Acquired Company, in each case, as in effect as of the date of this Agreement.  No Acquired Company is in default under, or in violation of, any such Organizational Document in any material respect.

Section 4.2Capitalization.  Schedule 4.2 sets forth a true and complete list of all of the authorized and outstanding membership interests of, or other equity or voting interest in, the Company and the holders thereof as of the date of this Agreement.  All of the authorized, issued and outstanding equity securities of each Company Subsidiary are owned, directly or indirectly, by the Company.  Except as set forth on Schedule 4.2 or as set forth in its Organizational Documents, all outstanding equity securities of each Acquired Company (except to the extent such concepts are not applicable under the applicable Law of such Acquired Company’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Acquired Company), rights of first refusal, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Acquired Company.  No Acquired Company has any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for, or acquire from it, any equity securities of such Acquired Company.  There are no options, warrants, puts, calls, derivatives, profits interests, rights, convertible or exchangeable securities, “phantom” stock, restricted stock, restricted stock units, profits interests, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Acquired Company is a party obligating such Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership interests or other equity interests in, such Acquired Company.  There are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any Company Membership Interests or any other securities of any Acquired Company.

Section 4.3No Other Subsidiaries.  Schedule 4.3 sets forth a true and complete list of each of the Company Subsidiaries, including the legal name, jurisdiction of formation of each such Company Subsidiary, the authorized, issued and outstanding equity securities of such Company Subsidiary and the owners thereof.  Other than the Company’s ownership of the Company Subsidiaries, no Acquired Company has any Subsidiaries or owns, directly or indirectly, any capital stock or other equity or ownership securities of (or voting interests in) any corporation, limited liability company, partnership or other entity.

Section 4.4Authorization; No Violation.

(a)The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The Company’s execution and delivery of this Agreement and the other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or will be, duly authorized by all necessary limited liability company action on the part of the Company.  This Agreement has been (and the execution and delivery of each other Transaction Document to which the Company will be a party will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the other Transaction Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  The Required Equityholder Vote is the only approval, vote or consent of the holders of any Company Membership Interests or any other equity interests of the Company required in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.  The Equityholder Written Consent shall constitute the Required Equityholder Vote.

(b)Except as set forth on Schedule 4.4(b), neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is a party, nor the performance by the Company of its obligations hereunder or thereunder, will: (i) contravene or conflict with any provision contained in the Organizational Documents of the Company; (ii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination or acceleration or loss of benefits or payment pursuant to, or any Material Contract; (iii) contravene, conflict with or violate or result in any material breach of any Law, Order or other restriction of any Governmental Entity to which any Acquired Company is a party or by which it is bound or to which any of its assets or properties are subject; or (iv) result in the creation or imposition of (A) any Lien (other than Permitted Liens) on any assets of any Acquired Company, or (B) any Lien (other than those imposed by Securities Laws) on the Company Membership Interests, except in the case of clauses (ii), (iii) and (iv)(A), any contravention, violation, breach, default, termination, acceleration or Lien that would not be reasonably expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

Section 4.5No Consents.  Except as set forth on Schedule 4.5, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Entity or other Person is required to be made or obtained by the Company or any Acquired Company in connection with the execution, delivery or performance by the Company of this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for any approvals or consents that have been obtained (and in the case of any such obtained approval or consents, all are irrevocable and in full force and effect) and any notices, filings, authorizations, registrations, consents or approvals the failure of which to make or obtain would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 4.6Financial Statements.

(a)Included as Schedule 4.6 are the true, complete and correct consolidated financial statements of the Acquired Companies (collectively, the “Financial Statements”) consisting of (a) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income, members’ equity and cash flows for each of the two (2) years in the periods ended December 31, 2019 and December 31, 2020 (including the notes thereto and together with the auditors reports thereon) (the “Audited Financial Statements”) and (b) the Interim Financial Statements.  The Financial Statements (i) are true, complete and correct in all material respects; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby and with the books and records of the Acquired Companies (which are accurate and complete in all material respects), subject in the case of the Interim Financial Statements to changes resulting from normal year-end adjustments or recurring accruals and to the absence of footnote disclosure (in each case, which are not material individually or in the aggregate); (iii) fairly present in all material respects the consolidated assets, liabilities, obligations, financial position, results of operations and comprehensive losses, members’ equity and cash flows of the Acquired Companies as of the dates and for the periods indicated; and (iv) in the case of the Audited Financial Statements, were audited in accordance with the standards of the AICPA and contain an unqualified report of the Company’s auditors.

(b)The Acquired Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its

Subsidiaries’ assets.  The Acquired Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Acquired Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Acquired Companies in all material respects.

(c)Since January 1, 2019, the Acquired Companies have not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Acquired Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Acquired Companies or (iii) fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in the internal controls over financial reporting of the Acquired Companies.

Section 4.7Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.7, the Acquired Companies do not have any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) set forth or reserved for in the Interim Financial Statements, (b) incurred subsequent to the Interim Financial Statements Date in the ordinary course of business (none of which is a liability for a breach of Contract, breach of warranty or infringement or violation of Law), (c) incurred expressly pursuant to this Agreement, or (d) which are not, individually or in the aggregate, material in amount or significance.  No Acquired Company is party to any “off balance sheet arrangements” (as defined in the Securities Exchange Act of 1934, as amended).

Section 4.8Absence of Certain Changes.

(a)Since the Interim Financial Statements Date none of the Acquired Companies have suffered a Material Adverse Effect;

(b)Except as set forth on Schedule 4.8(b), since the Interim Financial Statements Date and except to the extent required by Law, required or contemplated by this Agreement or for COVID-19 Response Measures, each Acquired Company has conducted its business in the ordinary course of business, and:

(i)there has not been any amendment, amendment and restatement or other modification to the Organizational Documents of any Acquired Company;

(ii)there has not been any change in any Acquired Company’s authorized or issued membership interests or other equity interests; a grant of any option or right to purchase membership interests or other equity interests of any Acquired Company, any issuance of any security convertible into such membership interests or other equity interests; any grant of any registration rights; any purchase, redemption, retirement or other acquisition by an Acquired Company of any membership interests or other equity interests;

(iii)other than in the ordinary course of business consistent with past practice, no Acquired Company has (A) hired or terminated (without cause), laid off or furloughed any employees or engaged or terminated (without cause) any independent contractors, in each case, with annual compensation in excess of $150,000 or (B) entered into any written employment agreement (other than any at-will agreement);

(iv)no Acquired Company has settled or compromised any Proceeding with any Governmental Entity or pursuant to which any of Acquired Companies will have any material outstanding obligation after the date of this Agreement

(v)no Acquired Company has acquired any Person or business, by merger or consolidation, purchase of all or substantial all of such Person’s assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(vi)there has been no material change by the Acquired Companies in their accounting principles, practices or methods except as required by Law or GAAP;

(vii)no Acquired Company has (A) settled or compromised any material Tax liability, (B) filed an amended Tax Return, (C) changed a Tax accounting period, (D) entered into a closing agreement with respect to any Tax matter, (E) made (other than consistent with past practice), changed or revoked any material Tax election, or (F) adopted or changed any accounting method or practice in respect of Taxes;

(viii)no Acquired Company has sold, leased (as lessor), transferred or otherwise disposed of any of the material assets reflected on the Interim Financial Statements or any material assets acquired after the Interim Financial Statements Date, except in the ordinary course of business;

(ix)there has been no (A) increase in or commitment in writing to increase any benefits payable under any existing severance or termination pay policies or employment agreements to which any Acquired Company is a party; (B) establishment, adoption, modification, amendment or termination (except to the minimum extent required by Law) of any Employee Benefit Plan or any new severance, bonus, or incentive compensation (whether cash or equity-based) plan, agreement, or arrangements with, or for the benefit, of any current or former director, officer, manager, employee or independent contractor of any Acquired Company; (C) increase, promise to increase or decrease in any compensation, bonus or other benefits payable to any director, officer, manager, employee or independent contractor of any Acquired Company, other than annual increases in the ordinary course of business consistent with past practices to non-officer employees whose annual compensation does not exceed $75,000; or (D) accelerated the timing, vesting or payment of any compensation or benefit payable to any current or former director, officer, manager, employee or independent contractor of any Acquired Company;

(x)no Acquired Company has (A) negotiated, modified, extended, terminated, or entered into any Labor Agreement, or (B) recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Acquired Companies;

(xi)no Acquired Company has implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that require notice or payment to employees pursuant to the WARN Act;

(xii)no Acquired Company has waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiii)no Acquired Company has entered into any employment, consulting, deferred compensation, severance or similar agreement (or amendment of any such existing agreement) with any director, officer, manager, employee or independent contractor of any Acquired Company;

(xiv)there has been no material damage, destruction or loss to any properties or assets of any Acquired Company, whether or not covered by insurance;

(xv)no Acquired Company has, except as disclosed in the Interim Financial Statements, made or committed to make any capital expenditures or capital additions or improvements in excess of $350,000 individually or $500,000 in the aggregate;

(xvi)no Acquired Company has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;

(xvii)no Acquired Company has sold, transferred, assigned, abandoned, permitted to lapse or granted any license or sublicense of any material rights under or with respect to any of its Intellectual Property (other than any non-exclusive license granted in the ordinary course of business);

(xviii)there has been no amendment or termination of, or any waiver or release under, any Material Contract (or Contract that would have been a Material Contract but for such amendment or termination), except as otherwise expressly contemplated by this Agreement;

(xix)there has been no resignation, termination or removal of any manager or officer of any Acquired Company (other than at Closing as required by this Agreement);

(xx)there has been no incurrence of indebtedness for borrowed money or issuance of any letters of credit or guarantees by any Acquired Company;

(xxi)there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of the equity securities of any Acquired Company or any direct or indirect redemption, purchase or other acquisition of equity securities of any Acquired Company, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Acquired Companies other than in the ordinary course of business;

(xxii)there has not been any material loan or advance by any of the Acquired Companies to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business or transactions with customers on credit or advances to suppliers and other vendors, in each case, in the ordinary course of business;

(xxiii)no Acquired Company has effectuated any split, combination or reclassification of its equity securities; and

(xxiv)no Acquired Company has entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 4.8.

Section 4.9Taxes.  Except as set forth on Schedule 4.9:

(a)Each Acquired Company has timely (taking into account applicable extensions) filed all income and other material Tax Returns that it has been required to file.  All such Tax Returns are in all material respects true, complete and correct and were prepared in material compliance with applicable Law.

(b)All material Taxes due and owing by any Acquired Company (whether or not shown on any Tax Return) have been paid.

(c)There is no Tax deficiency or adjustment outstanding or threatened in writing by any Taxing Authority and all Tax deficiencies asserted and assessments resulting from any Proceedings by a Taxing Authority relating to Taxes have been fully settled or dismissed.

(d)No Acquired Company is currently subject of an audit, claim or investigation by any Taxing Authorities relating to Taxes or has received any written notice from any Taxing Authority that such an audit, claim or investigation is pending or threatened.

(e)Each Acquired Company has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, except as would not (individually or in the aggregate) be material.

(f)No Acquired Company (i) is a party to or bound by any Tax Sharing Agreement, (ii) has any liability for Taxes arising as a result of any of them at any time being a member of an Affiliated Group, (iii) is subject to any liability for the Taxes of any Person as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business a primary purpose of which is not Taxes) or otherwise by operation of Law, or (iv) is a party to any joint venture, partnership, or other arrangement or Contract that would be treated as a partnership for U.S. federal income Tax purposes.

(g)There are no outstanding waivers of or agreements extending the statutory period of limitations applicable to any Tax Returns required to be filed by, or that include or are treated as including, any Acquired Company or with respect to any Tax assessment or deficiency affecting any Acquired Company.

(h)No written claim has been made within the past three (3) years by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is subject to taxation, or is required to file Tax Returns, in such jurisdiction, and no Acquired Company is subject to Tax in any country other than its country of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that country.

(i)There are no Liens for Taxes (other than Permitted Liens) upon the assets of any Acquired Company.

(j)The Company is (and has been at all times since its formation) properly treated as a partnership for federal (and applicable state and local) income Tax purposes.  Each Acquired Company other than the Company is (and has been at all times since its formation) properly treated as a “disregarded entity” for federal (and applicable state and local) income Tax purposes.

(k)No Acquired Company (or Parent as a result of the transactions contemplated hereby) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any change in, or use of an improper, method of accounting, (iii) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (iv) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date.

(l)No Acquired Company is or has ever been a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(m)No Acquired Company has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received any credits under Sections 7001 through 7005 of the Families First Act or Section 2301 of the CARES Act, or (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

Section 4.10Litigation; Orders.  Except as set forth in Schedule 4.10, there is no, and during the past three (3) years there has been no, (a) Proceeding pending or, to the Knowledge of the Company, threatened against, any Acquired Company (or any of their respective executive officers or directors in their capacities as such) or any material properties or assets of any Acquired Company, or (b) Order entered against or materially affecting any Acquired Company, or any of their respective assets, businesses or operations.

Section 4.11Material Contracts.  Each Material Contract (including any material amendments or changes thereto) is set forth on Schedule 4.11, or in the case of Intellectual Property Agreements, set forth on Schedule 4.17(a), and has been made available to Parent prior to the date hereof.  Each Material Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms as to the Acquired Company party thereto and, to the Knowledge of the Company, each other party thereto; provided, however, that with respect to purchase orders that constitute Material Contracts, the parties acknowledge and agree that the Company has made available to Parent (i) the standard forms of such purchase orders, together with a representative sample of actual purchase orders and (ii) copies of each such purchase order to Parent that deviates materially from the terms and conditions set forth in the forms of purchase order which have been made available to Parent pursuant to (i).  The Acquired Company party thereto has performed in all material respects all obligations required to be performed by it under such Material Contract, and the applicable Acquired Company is not in material breach or default thereunder, and to the

Knowledge of the Company, there does not exist any condition or event under any Material Contract that has occurred which, with or without due notice or lapse of time or both, would constitute such a material breach or default thereunder.  No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication, of any actual or alleged violation of, or failure to comply with, any term or requirement of any Material Contract or the cancellation or intention to cancel or seek renegotiation of any Material Contract by the other party to such Material Contract.  To the Knowledge of the Company, no other party to any Material Contract is in material breach or default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or default.

Section 4.12Compliance with Laws; Permits.  Each Acquired Company is, and during the past three (3) years has been, in compliance with all Laws applicable to such Acquired Company or any of its assets, properties or operations in all material respects.  There is and has been since January 1, 2019, no audit or investigation by a Governmental Entity pending against or, to the Company’s Knowledge, threatened against an Acquired Company, other than audits and investigations that would not reasonably be expected to result in material liabilities.  No Acquired Company has received any written notice during the past three (3) years from a Governmental Entity that alleges that such Acquired Company is not in compliance with any such Law or material Permit.  Each Acquired Company has all material Permits necessary to own, lease and operate its assets and to conduct its business as presently conducted and all such Permits are in full force and effect.  There is not and has not been since January 1, 2019, any material violation of, suspension, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, material amendment or cancellation of, any such material Permit, in each case, that has not been fully paid, cured or otherwise remedied.  There is no event that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, adverse modification or violation of any such material Permit.  There are no material Proceedings pending or threatened in writing that seek the revocation, cancellation or modification of any material Permit.

Section 4.13Insurance.  The insurance policies maintained, as of the date of this Agreement, with respect to each Acquired Company and their respective assets and properties, other than group welfare insurance policies maintained in connection with Employee Benefit Plans of the Acquired Companies set forth on Schedule 4.15(a), are set forth on Schedule 4.13(a) (collectively, the “Business Insurance Policies”).  All such policies are in full force and effect as of the date hereof, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet required to be paid with respect to any period ending prior to the Closing Date), no written notice of cancellation, non-renewal or termination has been received as of the date hereof with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, and, during the past three (3) years, each Acquired Company has complied in all material respects with the provisions of such policies applicable to them.  Schedule 4.13(b) sets forth a brief description of all claims pending under the Business Insurance Policies other than any claims (i) under any Employee Benefit Plan or (ii) in the ordinary course of business that are not material.

Section 4.14Labor Matters.

(a)Schedule 4.14(a) contains a list of all persons who are employees or natural person independent contractors of each Acquired Company, and sets forth for each such individual the following, as applicable: (i) name, (ii) location, (iii) job title, (iv) rate of base compensation (setting forth the applicable salary, hourly, piece, or other rate), (v) amount and type of incentive compensation paid for the most recently completed fiscal year (including any bonuses, commissions, or special compensation), (vi) treatment by the Company as exempt or non-exempt for wage and hour purposes, (vii) full- or part-time status, (viii) date of hire, (ix) any accrued paid time off and severance, and (x) status as active or inactive (and if inactive, reason for leave and expected return date).

(b)With respect to the employees of the Acquired Companies, during the prior one (1) year, there has been no mass layoff or plant closing that required notice or pay to be provided pursuant to or otherwise implicated the WARN Act or any similar Law.

(c)There is, and in the past three (3) years there has been, no material labor grievance, labor arbitration, work stoppage, strike, slowdown, lockout, picketing, handbilling or other labor-related dispute pending, or, to the Knowledge of the Company, threatened, against or affecting any Acquired Company.  Except as set forth on Schedule 4.14(c), (i) no Acquired Company is a party to or bound by, nor has it in the past three (3) years been a party to or bound by, any Labor Agreement, and no employee of any Acquired Company is represented by any labor union, works council, or other labor organization with respect to their employment with such Acquired Company, (ii) there are no Labor Agreements which pertain to employees of any Acquired Company in their capacities as such, (iii) no labor union, works council, or other labor organization or group of employees of any Acquired Company has made a pending demand for recognition, (iv) there are no representation proceedings or petitions seeking a representation proceeding pending, or to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal with respect to any Acquired Company, and (v) to the Knowledge of the Company, there are, and in the past three (3) years there have been, no pending or threatened labor organizing activities with respect to any employees of the Acquired Companies.

(d)There is no Proceeding by or before any Governmental Entity pending, or to the Knowledge of the Company, threatened, relating to any labor or employment matters involving any current or former employee or independent contractor of any Acquired Company, including charges of unfair labor practices.  In the past three (3) years, no Acquired Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Each Acquired Company is, and in the past three (3) years has been, in compliance in all material respects with all applicable Laws relating to employment and labor, including all such Laws relating to terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), discrimination or retaliation, employment harassment, civil rights, safety and health and workers’ compensation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, disability rights or benefits, equal opportunity, fair employment practices, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, child labor, privacy, employee leave of absence, COVID-19, affirmative action and unemployment insurance.

(e)All employees of the Acquired Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.  Except as set forth on Schedule 4.14(e), all employees of the Acquired Companies are “employees at will” and their employment is terminable by the applicable Acquired Company without notice and without penalty or damages.  All individuals who have performed services for any Acquired Company or who otherwise have claims for compensation from any Acquired Company have been properly classified as an employee or an independent contractor pursuant to all applicable Laws

(f)To the Knowledge of the Company, no current or former employee or independent contractor of the Acquired Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsoliciation agreement or restrictive covenant obligation: (i) owed to the Acquired Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Acquired Companies.

(g)To the Knowledge of the Company, no current employee of the Acquired Companies with annualized compensation at or above $200,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(h)Since January 1, 2019, the Acquired Companies have promptly, thoroughly and impartially investigated any sexual harassment, or other discrimination, retaliation or policy violation allegations that have been made pursuant to the internal complaint procedures of the Acquired Companies. With respect to any such allegation with potential merit, the Acquired Companies have taken prompt corrective action that is reasonably calculated to ensure that any improper action does not recur. The Acquired Companies do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Acquired Companies, that, if known to the public, would bring the Acquired Companies into material disrepute.

(i)No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Acquired Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19. The Acquired Companies have not otherwise incurred any material employment-related liability with respect to COVID-19.

(j)Schedule 4.14(j) sets forth a true and complete list, by name, job title, work location and date, of each employee of the Acquired Companies who has experienced an “employment loss” (as defined in the WARN Act) within the ninety (90) day period immediately prior to the date hereof (the “Employment Loss List”) (to be updated prior to the Closing to reflect any “employment loss” through the Closing Date).

Section 4.15Employee Benefits.

(a)Schedule 4.15(a) sets forth a true and complete list of each Employee Benefit Plan. For purposes of this Agreement Employee Benefit Plan means (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject thereto), whether a single employer, a multiple employer, or a multiemployer plan, including for the benefit of current or former directors, officers, employees or other service providers, or (ii) any other plan, policy, program, practice, agreement or arrangement providing compensation or benefits, including, but not limited to, pension, profit sharing, incentive, bonus, commission, deferred compensation, vacation, holiday, personal leave, sick leave, maternity or paternity leave, family leave, medical, dental, vision, severance, disability, death, accident, welfare, health care reimbursement, dependent care assistance, cafeteria plan, stock purchase, stock option, stock appreciation right, phantom stock, tuition reimbursement, executive perquisites (e.g., automobile allowance or club dues) or other similar benefit or compensation, in each case, that is sponsored, maintained, contributed to or required to be contributed to by any Acquired Company or under or with respect to which any Acquired Company has or could reasonably be expected to have any current or contingent liability or obligation, directly or through any entity, trade or business that, together with any Acquired Company, would at any relevant time be treated as a “single employer” within the meaning of Code Section 414(b), (c), (m), or (o) (“Controlled Group Member”).

(b)No Employee Benefit Plan is, and no Acquired Company maintains, sponsors, participates in, contributes to, or has any obligation to contribute to, or has any other current or contingent liability or obligation (including on account of a Controlled Group Member) under or with respect to: (i) any “multiemployer plan” (as defined in ERISA Section 3(37)); (ii) any “defined benefit plan” (as defined in ERISA Section 3(35)) or any other plan that is or was subject to Code Section 412 or 430 or ERISA Section 302 or Title IV of ERISA; (iii) a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)); or (iv) a “multiple employer plan” (within the meaning of ERISA Section 210 or Code Section 413(c)). No Acquired Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Code Section 414 with any other Person.

(c)Each Employee Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder.  None of the rights of any Acquired Company, as applicable, thereunder will be impaired by the consummation of the transactions contemplated by this Agreement.  Each Employee Benefit Plan (including any Employee Benefit Plan covering former or retired employees of any Acquired Company) may be amended or terminated by the applicable Acquired Company or Parent without liability thereto on or at any time after the Closing Date

(d)Each Employee Benefit Plan (and each related trust, custodial account, annuity contract or insurance contract) complies with and has been established, funded, administered, operated, and maintained in compliance with its terms and the requirements of all applicable Laws in all material respects.  With respect to each Employee Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) (other than exempt prohibited transactions) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred. No breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Employee Benefit Plan.  All contributions, distributions, reimbursements, premiums and benefit payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law and, if not yet due, properly accrued.

(e)Each Employee Benefit Plan that is intended to be qualified under Code Section 401(a) and any trust relating to an Employee Benefit Plan that is intended to be exempt from Tax under Code Section 501(a) is so qualified and Tax exempt, respectively, and has received a favorable determination, opinion advisory, or notification letter from the IRS with respect to such plan’s or trust’s qualified or tax exempt status, as applicable, and nothing has since occurred to cause the loss of any such plan’s qualified or tax exempt status.

(f)There are no Proceedings or claims pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts that could reasonably give rise to any material liability, action, suit, investigation, Proceeding or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets thereof.

(g)With respect to each Employee Benefit Plan, complete and correct copies of the following documents have been made available to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Employee Benefit Plan and, in the case of any Employee Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) the most recent Forms 5500 (including schedules and attachments), financial statements and actuarial reports, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) current ERISA bonds; and (vi) non-discrimination testing reports for the three (3) most recently completed plan years, together with evidence of any correction required by such reports and (vii) any non-routine correspondence with any Governmental Entity within the preceding three (3) calendar years.

(h)Except as set forth in Schedule 4.15(h), no Employee Benefit Plan provides, and no Acquired Company has any current or future liability or obligation to provide, medical, life or other welfare benefits to current, former or retired employees or any other Person, other than under COBRA for which the recipient pays the full cost of coverage. No Acquired Company has incurred (whether or not assessed) any Tax, penalty or other liability under Code Section 4980B, 4980D, 4980H, 6721 or 6722, and no events have occurred or circumstances exist that could give rise to any such Taxes, penalties or other liabilities.

(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of any Acquired Company to any compensation or benefits, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such current or former employee, director, officer or independent contractor, (iii) directly or indirectly trigger any payment or funding of any compensation or benefits due to any current or former employee, director, officer or independent contractor, (iv) otherwise give rise to any material liability under any Employee Benefit Plan, or (v) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j)Each Employee Benefit Plan and any other agreement, contract, plan or other arrangement to which any Company is party to that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with, and has been maintained in form and operation in accordance with the requirements of, Section 409A of the Code, and no amount under any such plan or program is, has been or is expected to be subject to penalties or the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(k)No Acquired Company is party to, nor has any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).

Section 4.16Environmental Laws.

(a)Each Acquired Company is, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their business or the occupation of their facilities.

(b)No Acquired Company has been subject to, nor has received any written notice of, any Proceeding related to a material violation of or liability under Environmental Law by or of any Acquired Company or to the presence or alleged presence of Hazardous Substances in, under, or upon or migrating to or from any real property currently or formerly owned, leased, or used by (i) any Acquired Company, or (ii) any Person that has, at any time, transported, treated, stored or disposed of Hazardous Substance on behalf of any Acquired Company.

(c)To the Knowledge of the Company, (i) there are no present events, conditions, circumstances, activities, practices, incidents or actions and (ii) with respect to any period of time during which any Acquired Company owned or occupied any real property used by any Acquired Company in the conduct of its business, and, to the Knowledge of the Company, with respect to any other period, there have been no events, conditions, circumstances, activities, practices, incidents, or actions, in each case, that would reasonably be expected to (x) interfere with or prevent continued compliance with any Environmental Law by any Acquired Company, or (y) otherwise give rise to any liability of any Acquired Company under any Environmental Law.

(d)The Company has made available to Parent true and complete copies of all environmental, health and safety assessments, reports, manifests and environmental data in the Company’s possession or control pertaining to any Acquired Company or any of their current or former facilities or properties.

(e)No Acquired Company has in the past three (3) years received any written communication or other written notice from a Governmental Entity or other Person alleging either that it may be in violation of any Environmental Law or that it may have any liability under any Environmental Law.

(f)No Acquired Company has received any written request for information from any Governmental Entity regarding a material violation of, or liability under, Environmental Law by any Acquired Company or at any current or former owned or leased real properties or at any offsite disposal facilities used by any Acquired Company.

(g)Except as set forth on Schedule 4.16(g), no Acquired Company (nor any other Person to the extent any Acquired Company has, either expressly or by operation of law, incurred, assumed or undertaken any material liability of such Person under Environmental Laws, including without limitation any obligations under Environmental Laws for corrective or remedial action) has used, stored, handled, disposed of or arranged for the disposal of, manufactured, distributed, sold, marketed, exposed any Person to, owned or operated any facility or property contaminated by, or caused an Environmental Release of, any Hazardous Substances, including into the indoor or outdoor environment (whether on-site or off-site), so as to give rise to any material liabilities (contingent or otherwise) under Environmental Laws.

(h)To the Knowledge of the Company, there is not located at any Leased Real Property any (i) underground storage tanks or (ii) asbestos or asbestos-containing materials.

Section 4.17Intellectual Property.

(a)Schedule 4.17(a) sets forth an accurate and complete list of (i) each of the following included items of Intellectual Property that are owned by (or exclusively licensed to) any Acquired Company: (A) all issued patents and patent applications; (B) all trademark and service mark registrations and applications for registration; (C) all copyright registrations and applications for registration; and (D) all domain name registrations and (ii) all Intellectual Property Agreements.  The Acquired Companies own all right, title and interest in and to the Intellectual Property listed on Schedule 4.17(a) free and clear of any Liens (other than nonexclusive licenses granted pursuant to the licenses listed on Schedule 4.17(a)).

(b)Except as set forth on Schedule 4.17(b), each Acquired Company owns, or has the valid and legally binding right to use (assuming the licensor (if any) of the Intellectual Property has the valid right to license such Intellectual Property to such Acquired Company), all Intellectual Property necessary for, or that it uses or holds for use in connection with the conduct of its business, in each case free and clear of all Liens (other than Permitted Liens).  The consummation of the transactions contemplated by this Agreement will not result in any material impairment of any rights in or to the Intellectual Property owned or licensed for use by any Acquired Company.  Except under the Intellectual Property Agreements, no Acquired Company is obligated to pay any royalties or other compensation (other than fees for standard “off-the-shelf” software programs) to any third party in respect of its ownership, use or license of any Intellectual Property or any embodiments of Intellectual Property.  All registrations and issuances for any Intellectual Property of the Acquired Companies that are registered with or issued by a Governmental Entity, or otherwise owned by an Acquired Company, are valid, subsisting, enforceable and in full force.

(c)The conduct of the business of each Acquired Company as conducted as of the date hereof does not infringe, dilute, violate or constitute a misappropriation, and in the last three (3) years has not infringed, diluted, violated, or constituted a misappropriation, of any Intellectual Property of any third party and no Acquired Company has received any notices, requests for indemnification or threats from any third party related to the foregoing.  Except as set forth on Schedule 4.17(c), to Company’s Knowledge, no Person is infringing, violating or misappropriating any Intellectual Property of any Acquired Company.

(d)The Acquired Companies have taken all commercially reasonable actions and all actions common in the industry to maintain and protect all of the Intellectual Property owned by any Acquired Company, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Acquired Companies, and the Acquired Companies have not disclosed any confidential Intellectual Property to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(e)The information technology systems used or operated by or, on behalf of the Acquired Companies by a third party, to conduct their businesses as conducted as of the date hereof (including all computer hardware, software, firmware, telecommunications systems and other information technology systems used in connection with the conduct of such business (the, “Company Systems”)) adequately perform their respective functions in all material respects.  The Acquired Companies own, lease, license, or otherwise have the legal right to use all Company Systems and such Company Systems are sufficient for the needs of the business of the Acquired Companies as currently conducted. Except as set forth on Schedule 4.17(e), in the past three (3) years, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such information technology systems that have caused any substantial disruption of or interruption in or to the use of such information technology systems.  The Acquired Companies maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities in connection with the operation of their respective businesses, comply with such plans, procedures and facilities and have tested such plans and procedures on a periodic basis, and the Acquired Companies have determined that such plans and procedures have been effective upon such testing in all material respects.

(f)The Acquired Companies has taken commercially reasonable actions to protect the security and integrity of the Company Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the taking and storing on-site and off-site of back-up copies of critical data.

(g)The operation of the business of the Acquired Companies as currently conducted and the Acquired Companies’ collection, use, storage, protection, transfer, disposal, or handling of data used in their businesses in the last three (3) years has not and does not violate (i) any applicable Law, whether in the United States or any other applicable jurisdiction, (ii) any of the Material Contracts in any material respect, (iii) any of the Acquired Companies’ privacy policies, or (iv) industry standard or self-regulatory regime to which any Acquired Company is bound by (including the Payment Card Industry Data Security Standard, if applicable).  The Acquired Companies have not received any written notice that any Acquired Company is or may be in violation of any data privacy or data security related Law, or any such Material Contract, privacy policy, or industry standard or self-regulatory regime described in the immediately preceding sentence nor will the transactions contemplated by this Agreement result in any liability in connection thereof. The Acquired Companies have taken commercially reasonable steps in accordance with applicable industry practices to protect the confidentiality, integrity and security of data used in their respective businesses and to secure their websites, services and data used in their respective businesses from unauthorized access or unauthorized use by any third party.  In the past three (3) years, there has been no data security breach, including any unauthorized access, disclosure, destruction, alteration, use, modification, corruption, loss, or theft of any data or any Company System used in the businesses of the Acquired Company.

Section 4.18Title to Assets; Real Property; Leases.

(a)Except as set forth in Schedule 4.18(a), each Acquired Company has good and marketable title or leasehold interest to all items of tangible personal property used in the business of such Acquired Company, free and clear of all Liens (other than Permitted Liens).  All items of tangible personal property which are material to the operations of the business of the Acquired Companies, taken as a whole, are in good condition, ordinary wear and tear excepted and are fit for the uses to which they are being put.

(b)No Acquired Company owns any real property.

(c)Schedule 4.18(c) sets forth a correct and complete list of all of the leases for real property leased by any Acquired Company as of the date of this Agreement (each such lease, together with any amendments and modifications thereto, a “Real Property Lease”), and identifies for each the address and current use thereof.  True, correct and complete copies of each Real Property Lease, and all amendments and modifications thereto, have been provided to Parent.  Each such Real Property Lease (as amended or modified) is in full force and effect and is legal, binding, valid and enforceable by and against the applicable Acquired Company, and there exists no material default under any such Real Property Lease by any Acquired Company, nor, to the Knowledge of the Company, by the lessor thereunder, and, to the Knowledge of the Company, there exists no event which with notice or lapse of time or both would constitute a default or material breach thereunder by any Acquired Company or would permit any such lease to be terminated or modified, or the rent payable thereunder accelerated by the other party thereto.  The applicable Acquired Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed in any material respect and there are no disputes with respect to any Real Property Lease. Except as set forth in Schedule 4.18(c), (i) no Acquired Company is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any property subject to a Real Property Lease or any interest therein (other than pursuant to this Agreement), (ii) no Acquired Company is a party to any agreement or option to purchase any real property or interest therein except as set forth in any Real Property Lease and (iii) except for the Acquired Companies and any landlord under the applicable Real Property Lease and any Permitted Liens, no Person has any right to use, occupy, possess or lease, or is using, occupying, possessing or leasing, all or any portion of the Leased Real Property.

(d)The Acquired Companies’ use of the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, and other land use Laws.  To the Knowledge of the Company, there is no pending or threatened zoning application or Proceeding or condemnation, eminent domain, or taking Proceeding with respect to any Leased Real Property, and no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication, of any violation of applicable Laws or such pending or threatened Proceeding.  The Leased Real Property constitutes all of the real estate used or occupied by the Acquired Companies, and no other real estate is necessary for the conduct of, or in connection with, the business of the Acquired Companies as presently conducted.  To the Knowledge of the

Company, except for Permitted Liens, there are no material defects in the condition of the Leased Real Property for the uses they are being put, ordinary wear and tear excepted.

Section 4.19Books and Records; Internal Controls.  The books and records and accounts of each Acquired Company (i) are true, accurate and complete in all material respects, (ii) reflect in all material respects the transactions, assets and liabilities of such Acquired Company, and (iii) have been kept in material compliance with applicable Law.  No Acquired Company has engaged in any material transaction, maintained any bank account, or used any of its funds in the conduct of its business except for transactions, bank accounts and funds which have been and are reflected in such books and records.  Each Acquired Company maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) its transactions are executed in accordance with its management’s general or specific authorizations; and (ii) such transactions are accurately recorded in all material respects in such a manner as to permit preparation of financial statements in accordance with GAAP.

Section 4.20Related Party Transactions.  Except (a) as set forth in Schedule 4.20, (b) for payment of compensation to employees, independent contractors, managers, officers and directors in the ordinary course of business (and as to which there have been no increases for managers, officers or Persons with annualized compensation in excess of $200,000), or (c) for participation in scheduled Employee Benefit Plans or benefit programs by employees (and as to which there have been no increases for managers, officers or Persons with annualized compensation in excess of $100,000), in the last three (3) years, no Acquired Company has provided any material service, material property, material loan, material lease or material payment or transferred any material asset to or has purchased, acquired or leased any material property or services from, or sold, transferred or leased any material property to, or loaned or advanced any money to, or borrowed any money from, or entered into any contract, agreement, transaction or management, consulting or other material agreement with (or for the benefit of, such as the payment of any such Person’s obligations), or engaged in, modified, waived or terminated any other transaction with (or for the benefit of, such as the payment of any such Person’s obligations), any Equityholder or any manager, director, officer, employee or other Affiliate of any Acquired Company (or immediate family members of such persons) (other than between Acquired Companies) (together, “Related Party Contracts”).  No Affiliate, director, officer, or employee of the Acquired Companies or any Affiliate or immediate family member of any of the foregoing has any interest in any material property or material asset owned, used or held for use by the Acquired Companies.

Section 4.21Brokers and Finders Fees.  Except as set forth in Schedule 4.21, no Acquired Company has incurred, nor will any Acquired Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated by this Agreement, for which any Acquired Company or Parent will be liable.

Section 4.22Top Suppliers.  Schedule 4.22 sets forth the Acquired Companies’ five (5) largest suppliers (exclusive of any Business Insurance Policies or Employee Benefit Plans), as determined based on the aggregate payments made by the Acquired Companies on a consolidated basis for the fiscal year ended December 31, 2020 and for the nine-month period ended September 30, 2021 (“Top Suppliers”).  Since December 31, 2020, except for ordinary course complaints and negotiations, no Top Supplier has canceled, terminated, materially decreased or materially adversely modified the terms on which it does business with the Acquired Companies, or provided any written notice that any such Top Supplier will cease providing goods or services to the Acquired Companies or otherwise that such Top Supplier intends to terminate, not renew or materially reduce its relationship with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 4.23Top Customers.  Schedule 4.23 sets forth the Acquired Companies’ five (5) largest customers, as determined based on the aggregate revenue generated from such customer for the fiscal year ended December 31, 2020 and for the nine-month period ended September 30, 2021 (collectively, the “Top Customers”).  Since December 31, 2020, except for ordinary course complaints and negotiations, no Top Customer has canceled, terminated, materially decreased or materially adversely modified the terms on which it does business with the relevant Acquired Company, or provided any written notice that any such Top Customer will cease purchasing goods or services from the relevant Acquired Company or otherwise that such Top Customer intends to terminate, not renew or materially reduce its relationship with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 4.24Inventory.  Except as set forth on Schedule 4.24, (a) all Inventory consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established; (b) all Inventory is owned by the Acquired Companies free and clear of any Liens (other than Permitted Liens); and (c) no Inventory is held on a consignment basis.

Section 4.25Compliance Matters.

(a)None of the Acquired Companies, nor any of their respective officers, managers, directors or employees, nor to the Knowledge of the Company, any consultant, agent, other third party representative of, or other Person acting on behalf of or associated with any Acquired Company has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier of the Acquired Companies, or any employee or agent of any customer or supplier of the Acquired Companies; or (ii) directly or indirectly given, received, offered, promised, authorized or agreed to give or receive any money, gift, bribe, kickback or similar benefit to or from any customer or supplier of the Acquired Companies, any employee or agent of any customer or supplier of the Acquired Companies, any official or employee of any Governmental Entity, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Acquired Companies (or assist the Acquired Companies in connection with any actual or proposed transaction), in each case which (A) may subject the Acquired Companies to any liability in any Proceeding, (B) if not given in the past, may have had an adverse effect on the Acquired Companies or the business of the Acquired Companies, or (C) if not continued in the future, may adversely affect the Acquired Companies or the business of the Acquired Companies.

(b)During the last five (5) years, none of the Acquired Companies, nor any of their respective officers, managers, directors, employees, agents, advisors, consultants,

representatives, or others for whom any of them may have responsibility, has taken any action, directly or indirectly, that constitutes a breach or an alleged breach by such Persons of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable Laws relating to bribery, money laundering or corruption, including the UK Bribery Act 2010, and legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (the “Anti-Corruption Laws”).  The Acquired Companies have conducted their business in compliance with the FCPA and the other Anti-Corruption Laws.

(c)During the last five (5) years, none of the Acquired Companies, nor any of their respective officers, managers, directors or employees, nor, to the Knowledge of the Company, any of their respective agents, advisors, consultants, representatives, or others for whom any of them may have responsibility has taken any action, directly or indirectly, that constitutes a breach or an alleged breach by such Persons of any applicable Sanctions and Export Control Laws.  None of the Acquired Companies, nor, to the Knowledge of the Company, any of their respective officers, directors, or employees, nor, to the Knowledge of the Company, any of their respective agents, advisors, consultants, or other representatives is or has been (i) a Sanctioned Person; (ii) organized, resident, or permanently located in an Sanctioned Country; (iii) engaging in any transactions or dealings with, in, or for the benefit of any Sanctioned Country or Sanctioned Person, (iv) engaging in any export, reexport, transfer, or provision of any goods, software, technology, data, or service without, or exceeding the scope of, any required or applicable licenses or authorizations under Sanctions and Export Control Laws; or (v) otherwise in violation in any material respect of Sanctions and Export Control Laws or U.S. antiboycott Laws (collectively, “Trade Controls”).

(d)No Acquired Company has received from any Governmental Entity or any Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or the FCPA, and Anti-Corruption Laws.

Section 4.26Indebtedness(a).  Schedule 4.26 sets forth the principal amount and the applicable payee(s) of all of the outstanding Indebtedness of the Acquired Companies as of the date hereof.

Section 4.27Required Vote.  The Equityholder Written Consent is the only vote of the holders of Company Membership Interests, that is required to approve this Agreement and the Transactions.

Section 4.28No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither the Company, any other Acquired Company nor any other Person has made, nor do any of them make, any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or made available to Parent or its Representatives (including, without limitation, any information, documents or material made available to Parent and its Representatives in any electronic documentation site or virtual data room established by or on behalf of any Acquired Company, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of any Acquired Company, or any representation or warranty arising from statute or otherwise in law.  Parent shall not be entitled to rely on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in this Article IV.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except, solely with respect to Section 5.8, Section 5.9 and Section 5.10, as set forth in the Parent SEC Reports, Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 5.1Organization.  Parent is a corporation and Merger Sub is a limited liability company, and each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of incorporation or formation.  Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority to own or lease its property and assets and to carry on its business as presently conducted, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to interfere with, impair, delay or have any adverse effect whatsoever on the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or the performance of its obligations hereunder and under any other Transaction Documents to which it is or will be a party.

Section 5.2Authorization; No Violation.

(a)Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  Each of Parent’s and Merger Sub’s execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been, or will be, duly authorized by all necessary corporate or limited liability company action on the part of Parent or Merger Sub, as applicable.  This Agreement has been (and the execution and delivery of each other Transaction Document to which Parent or Merger Sub will be a party will be) duly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of Parent or Merger Sub, as applicable (assuming that this Agreement has been and the other Transaction Documents to which Parent or Merger Sub, as applicable, is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Parent or Merger Sub, as applicable, in accordance with their terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)Neither the execution or delivery by Parent or Merger Sub of this Agreement or any other Transaction Document to which it is a party, nor the performance by

Parent or Merger Sub of their respective obligations hereunder or thereunder, will: (i) contravene any provision contained in the Organizational Documents of Parent or Merger Sub; (ii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination or acceleration pursuant to, any Contract to which Parent or Merger Sub are party to or whose respective assets are bound by; (iii) contravene, conflict with or violate or result in any material breach of any Law, Order or other restriction of any Governmental Entity to which Parent or Merger Sub is a party or by which either is bound or to which any of their respective assets or properties are subject; or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets of Parent or Merger Sub, except in the case of clauses (ii), (iii) and (iv), any contravention, violation, breach, default, termination, acceleration or Lien that would not be reasonably expected to interfere with, impair, delay or have any adverse effect whatsoever on the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or the performance of its obligations hereunder and under any other Transaction Documents to which it is or will be a party.

Section 5.3No Consents.  No notice to, filing with, or authorization, registration, consent or approval of any Governmental Entity or other Person is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery or performance by each of Parent and Merger Sub of this Agreement or any Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby or thereby, except for any approvals or consents that have been obtained (and in the case of any such obtained approval or consents, all are irrevocable and in full force and effect) and any notices, filings, authorizations, registrations, consents or approvals the failure of which to make or obtain would not result in a materially adverse change in Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4Litigation.  There are no investigations or Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub by any Governmental Entity or any other Person, which would have the effect of impairing or preventing Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.  There are no outstanding Orders binding upon Parent or Merger Sub, which would have the effect of impairing or preventing Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5Sufficiency of Funds; Solvency.  On the Closing Date, Parent will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.  Immediately following the Closing, assuming the accuracy of the representations and warranties in Article IV, Parent and the Acquired Companies, taken as a whole will be Solvent.  For the purposes of this Section 5.5, “Solvent” shall mean (a) the fair value of the assets of Parent and the Acquired Companies on a consolidated basis exceed their liabilities, (b) the fair salable value of the assets of Parent and the Acquired Companies on a consolidated basis exceeds their liabilities, (c) on a consolidated basis Parent and the Acquired Companies will not have unreasonably small capital with which to engage in their business, and (d) Parent and the Acquired Companies will be able to pay their liabilities as they mature.

Section 5.6Brokers and Finders Fees.  Except for fees payable to Cowen & Company LLC, no broker, finder or investment banker is entitled to any investment banking, brokerage,

finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.7RWI Policy.  Parent has conditionally bound a buyer-side representations and warranties insurance policy in connection with this Agreement (the “RWI Policy”) with the RWI Insurer, a true, correct and complete copy of which has been provided to the Company, including all exhibits and attachments thereto (the “Binder Agreement”). Parent has paid, or will pay, all underwriting fees and all premium deposits as they become due and payable in connection with the RWI Policy.

Section 5.8Investment Purpose.  Parent is acquiring the Company Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Parent acknowledges that the Company Membership Interests are not registered under the Securities Act of 1933, as amended, or any other Securities Laws, and that the Company Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state Securities Laws, as applicable.  Parent is able to bear the economic risk of holding the Company Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.9Accredited Investor Status.  Parent is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Company may reasonable request.

Section 5.10No Other Representations and Warranties.  Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), neither the Parent, nor Merger Sub, nor any other Person has made, nor do any of them make, any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Acquired Companies (including, without limitation, any information, documents or material made available to the Acquired Companies and its Representatives in any form in expectation of the transactions contemplated hereby), or any representation or warranty arising from statute or otherwise in law.  No Equityholder and none of the Acquired Companies shall be entitled to rely on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in this Article V.

Article VI
COVENANTS OF THE COMPANY

Section 6.1Conduct of Business.

(a)From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.1, or as consented to in writing by Parent, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course of business, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and to maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors, creditors, and other material business relationships of the Company and its Subsidiaries in all material respects and (iii) use commercially reasonable efforts to keep available the services of their present officers

(b)Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.1, as consented to by Parent in writing (such consent, other than in the case of Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(x), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xiv), Section 6.1(b)(xv), Section 6.1(b)(xvii), Section 6.1(b)(xix) or Section 6.1(b)(xx), not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(i)change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

(ii)make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company, and other than the dividends or distributions required under the organizational documents of any joint venture or any Subsidiaries of the Company;

(iii)except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, any Material Contract of a type required to be listed on Schedule 4.11 (including, for clarity, any Material Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.11) or any Real Property Lease to which the Company or its Subsidiaries is a party or by which it is bound;

(iv) (A) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than Permitted Liens on Equity Securities of the Company’s Subsidiaries) on, any Equity Securities of the Company or any of its Subsidiaries or (B) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or its Subsidiaries;

(v)sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than the sale or provision of goods or services to customers in the ordinary course of business, Intellectual Property expiring at the end of its statutory term, or the sale, permission to lapse, abandonment or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or transactions among the Company and its wholly-owned Subsidiaries;

(vi)(i) cancel or compromise any claim or indebtedness for borrowed money owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Proceeding, (A) if such settlement would require payment by the Company (excluding payments made by the Company’s insurance carriers) in an amount greater than $150,000 or in an amount greater than $300,000 in the aggregate, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company in a manner materially adverse to the Company or (C) to the extent such settlement involves a Governmental Entity alleged criminal wrongdoing or (iii) agree to modify in any respect that would reasonably be expected to be materially adverse to the Company and its Subsidiaries any confidentiality Contract to which the Company or any of its Subsidiaries are a party;

(vii)except as otherwise required by Law, the terms of any Contract as in effect on the date hereof, the terms of any existing Employee Benefit Plans as in effect on the date hereof or as otherwise disclosed on Schedule 6.1(b)(vii), (A) increase or decrease the compensation or benefits of any Company Service Provider, except for (1) annual increases or decreases of less than 5% in base salaries or hourly wage rates made in the ordinary course of business to employees of the Company and its Subsidiaries except with respect to Key Employees for which such increases or decreases shall require Parent’s prior written consent, or (2) increases or decreases in base salary or hourly wage rate made in connection with an employee’s promotion or demotion (with attendant change in such employee’s title and duties) in the ordinary course of business to employees of the Company and its Subsidiaries except with respect to Key Employees, for which such increases or decreases shall require Parent’s consent, (B) pay, or make any grant or promise of, any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Service Provider, (C) make any change in the key management structure of the Company or any of its Subsidiaries (other than as directly results from the resignation of members of key management, it being understood that hiring replacements for any such resigning key management members shall require the consent of Parent), including the hiring of any individuals who would be, upon such hire, officers or the termination (other than for “cause” or due to death or disability) of existing officers, (D) hire, engage, terminate (other than for “cause”), furlough or temporarily layoff any individual with base annual compensation in excess of $150,000, (E) take any action to accelerate the vesting or the payment of any amounts or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Service Provider or (F) establish, adopt, enter into, amend in any material respect or terminate any Employee Benefit Plan or any material plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement;

(viii) implement or announce any employee layoffs, furloughs, reductions in force, reductions in hours, work schedule changes or similar actions that would trigger the WARN Act;

(ix)waive or release any non-competition, non-solicitation, nondisclosure, noninterference, non-disparagement obligation of any Person or other material restrictive covenant obligation of any Company Service Provider except in the ordinary course;

(x)directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(xi)make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $100,000 individually or $1,000,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business; (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business; and (D) advances to wholly-owned Subsidiaries of the Company;

(xii)except for (A) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the ordinary course forfeiture or cancellation of such interests and (B) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries;

(xiii)except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of any Acquired Company;

(xiv)make any material change in accounting principles or methods of accounting, other than as may be required by applicable Law or GAAP;

(xv)adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xvi)(A) settle or compromise any material Tax liability, (B) file an amended Tax Return, (C) change a Tax accounting period, (D) enter into a closing agreement with respect to any Tax matter, (E) make (other than consistent with past practice), change or revoke any material Tax election, (F) surrender any right to claim a material refund of Taxes, (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (H) adopt or change any accounting method or practice in respect of Taxes;

(xvii)(A) incur, create or assume any indebtedness for borrowed money in excess of $350,000, (B) modify, in any material respect, the terms of any indebtedness for borrowed money or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness for borrowed money; in each case, other than any (v) Indebtedness in replacement of existing Indebtedness for borrowed money on terms more favorable to the Company or its applicable Subsidiary than the Indebtedness being replaced, (w) Indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of the Acquired Companies and in an aggregate amount not to exceed $350,000, (x) Indebtedness incurred solely between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.1(b)(xviii) or (z) indebtedness for borrowed money under the Company’s existing credit facility which will be paid off at Closing in accordance with the terms hereof.

(xviii)fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(xix)enter into any Related Party Contract or amend in any material respect any existing Related Party Contract or enter into any transaction with an Affiliate, employee, officer, director or Equityholder of the Company (excluding any ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are employees, officers or directors of the Company or its Subsidiaries in their capacity as an employee, officer or director);

(xx)other than in the ordinary course of business, enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter into a new line of business;

(xxi)make any capital expenditures that in the aggregate exceed $5,500,000 other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Parent;

(xxii)enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(xxiii)enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.1(b)(i) through (xxii).

Notwithstanding the foregoing, nothing in this Section 6.1(b) shall prohibit the Company from taking or omitting to take any action or to the extent such action or omission constitutes a COVID-19 Response Measure; provided, that any such action or omission shall be consistent with the Company’s actions taken prior to the date hereof in response to COVID-19 to the extent such circumstances are comparable; provided, further, that to the extent reasonably practicable, prior to taking or omitting to take any such action, the Company shall inform Parent in writing of such action and shall consult with and cooperate with Parent in good faith with respect to such actions.

(c)Nothing in this Section 6.1 is intended to or shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the

Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.2Acquisition Proposals.

(a)During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Parent or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s Membership Interests or other Equity Securities of the Acquired Companies or the issuance and sale of any Equity Securities of the Company or its Subsidiaries or any merger or sale of all or substantially all of assets involving the Company or its Subsidiaries, other than immaterial assets sold in the ordinary course of business, including inventory (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.2 or (ii) any action intended to pursue a direct or indirect public offering or direct or indirect listing of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries), including through a deSPAC transaction (each such direct or indirect listing or offering, but excluding the Transactions, a “IPO Transaction”).

(b)Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction or IPO Transaction.  The Company agrees that it will take the necessary steps to reasonably promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

(c)Notice.  The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Transaction are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.3Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any Acquired Company by third parties that may be in such Acquired Company’s possession from time to time, and except for any information which (x) consists of information, including classified data, restricted from release under the terms of a government Contract (and then only to such extent), (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access during the Interim

Period and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Response Measures, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers of the Acquired Companies, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Acquired Companies that are in the possession of the Acquired Companies, in each case, as Parent and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that, such access shall not include any invasive or intrusive environmental investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries; and provided that, in case of each of the foregoing clauses (y) and (z), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (ii) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law.  All information provided to Parent, Merger Sub, and their Affiliates and Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.4Assistance.  During the Interim Period, the Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Acquired Companies, Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in any filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC; provided, however, that Parent shall be responsible for all reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the matters contemplated by this Section 6.4 and for the avoidance of doubt, such amounts paid by the Parent pursuant to this Section 6.4 shall not be deemed to be Company Transaction Expenses.

Article VII
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 7.1Efforts to Consummate. Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX).  The “reasonable best efforts” of the Company shall not require the Company or any of its Subsidiaries, Affiliates or Representatives to commence any litigation or arbitration proceeding, to offer or grant any accommodation (financial or otherwise) to any third party, to obtain any consent required for the consummation of the transactions contemplated hereby or to provide financing to Parent or Merger Sub for the consummation of the transactions contemplated hereby.

Section 7.2Confidentiality.  Parent and Merger Sub acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive the Closing to the extent provided therein.

Section 7.3Public Announcements.  The Parties agree (a) to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and provide to the other Party a copy thereof, and (b) not to issue any such press release or make any such public statement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law.  Notwithstanding the foregoing, for the avoidance of doubt nothing in this Agreement shall restrict the ability of (x) the Equityholders or any of their respective Affiliates to provide (i) the financial results achieved by such Equityholder and its Affiliates with respect to their beneficial interest in the Acquired Companies or (ii) a general description of the Acquired Companies (including their financial performance), and such Equityholders’ and their Affiliates’ investment and role therein, to the current or prospective limited partners, lenders or other business affiliates of such Equityholder or its Affiliates and their respective advisors in the ordinary course of communications without the approval of Parent, Merger Sub or any other Person and (y) Parent, the Equityholders and the Company (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws, any listing agreement or the rules of any national securities exchange or interdealer quotation service) or by the request of any Governmental Entity, in which case, Parent, such Equityholder or the Company, as applicable, shall use its reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance or (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.3; provided, however, that, subject to this Section 7.3, the Parties and their respective Affiliates may make announcements and provide information regarding the status, process, diligence and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 6.3 and this Section 7.3, the foregoing shall not prohibit the Parties from communicating with third parties to the extent necessary for the purpose of seeking any third party consent, prohibit Parent from making any statements to employees following the Closing or prohibit the Parties from making any public statements in response to questions by the press, analysts, or investors, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company.

Section 7.4Employee Benefit Matters.

(a)For a period of twelve (12) months beginning on the Closing Date (or, if earlier, until the date of termination of employment of the relevant Continuing Employee), Parent shall provide, or cause its Subsidiaries to provide, to each employee of any Acquired Company as immediately prior to the Closing who remains so employed immediately following the Closing (a “Continuing Employee”) base wages or salaries, as applicable, and employee benefits (excluding equity or equity-based, defined benefit pension, retiree or post-employment welfare, severance and nonqualified deferred compensation benefits, policies and arrangements (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to either, in Parent’s sole discretion, (i) the salaries or base wages, as applicable, and the Employee Benefit Plans (other than Excluded Benefits) of any Acquired Company provided to such Continuing Employee immediately prior to the Closing Date or (ii) the salaries or base wages, as applicable, and the employee benefits (other than Excluded Benefits) provided to similarly situated employees of Parent and its Subsidiaries.

(b)With respect to any employee benefit plan of Parent or its Subsidiaries in which any Continuing Employee participates on or after the Closing Date (a “Parent Plan”), Parent shall, or shall cause its Subsidiaries to, to the extent permitted by Law (i) use commercially reasonable efforts to, with respect to any Parent Plan that is a group health plan, waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such Parent Plan to the extent they were inapplicable to, or were satisfied under, any Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (for purposes of eligibility to participate, vesting of employer 401(k) contributions  and vacation entitlement, but excluding benefit accrual under any defined benefit plan) under each Parent Plan in which such Continuing Employee participates following the Closing for service with an Acquired Company prior to the Closing, solely for the same purpose and to the extent such service was credited under the Employee Benefit Plan; provided that no credit shall be given with respect to Excluded Benefits or to the extent that it would result in a duplication of compensation or benefits. As of the Closing Date, Parent shall, or shall cause its Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any Employee Benefit Plan of any Acquired Company as of the Closing Date. With respect to each Parent Plan that is a group health in which Continuing Employees participate after the Closing, Parent shall, or shall cause its Subsidiaries to, to the extent permitted by Law, use commercially reasonable efforts to cause each Continuing Employee to be given credit under any Parent Plan that is a group health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for deductibles and co-insurance paid by such Continuing Employee under the analogous Employee Benefit Plan of any Acquired Company, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third party administrator of such Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of such Parent Plan.

(c)Nothing in this Section 6.3 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of any Acquired Company or any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any Continuing Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract, (iii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Acquired Companies) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them, (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties, or (v) restrict Parent or the Acquired

Companies from taking any action in response to COVID-19 or its impacts, in which case, the provisions set forth in this Section 6.3 shall not apply

Section 7.5Closings and Mass Layoffs.  Provided that the Parent is provided with the Employment Loss List before the Closing, then Parent shall not, and shall cause each of the Acquired Companies not to, implement any “mass layoff” or “plant closing” (as defined in the WARN Act)  within the one hundred and eighty (180) day period following the Closing that could result in WARN Act (or any applicable state mini-WARN Act) liability for any of the Equityholders.

Section 7.6Tax Matters.

(a)Tax Returns.  The Equityholders’ Representative shall, at the Equityholders’ expense, prepare, or cause to be timely prepared, all Income Tax Returns for the Acquired Companies for all Tax periods ending on or prior to the Closing Date (“Pre-Closing Income Tax Returns”).  The Pre-Closing Income Tax Returns shall be prepared in a manner consistent with the past practices of the Acquired Companies, except as otherwise required by Law. The Equityholders’ Representative shall provide each Pre-Closing Income Tax Return to Parent for review not less than thirty (30) days prior to the due date (taking into account applicable extensions) for such Tax Return and shall consider in good faith all reasonable comments received from Parent at least ten (10) days prior to the due date for filing such Tax Return.  The Equityholders’ Representative (or, if legally required, Parent) shall cause the Company to file the Pre-Closing Income Tax Returns prepared in accordance with this Section 7.6(a).

(b)Transaction Tax Deductions.  All Transaction Tax Deductions shall be reflected as deductible in the Tax period (or portion thereof) ending on the Closing Date to the extent “more likely than not” permitted by applicable Law. The Parties shall, to the extent permitted by applicable Law, elect with the relevant Governmental Entities to treat for all Income Tax purposes the Closing Date as the last day of a Tax period of the Acquired Companies.

(c)Straddle Period.  For purposes of determining the amount of Taxes that are allocable to a Straddle Period, the portion of such Taxes which relate to the portion of the Straddle Period ending on the Closing Date shall:  (i) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Acquired Companies (such as property Taxes), be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of all other Taxes, be deemed equal to the amount of such Taxes which would be payable if the relevant Straddle Period ended on and included the Closing Date.

(d)Prohibited Actions.  Without the prior written consent of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), none of Parent or its Affiliates, including, after the Closing, the Acquired Companies, shall in respect of any taxable period ending on or before the Closing Date of any Acquired Company, (i) amend or refile any Income Tax Return of an Acquired Company, (ii) enter into any “closing agreement”

described in Section 7121 of the Code, (iii) make, revoke, change or otherwise modify any Tax election (other than an election pursuant to Section 7.6(f)) of an Acquired Company, (iv) initiate any voluntary disclosure agreement with any Governmental Entity, (v) settle any Tax claim or assessment, (vi) extend or waive the limitation period applicable to any Tax claim or assessment of an Acquired Company, (vii) surrender any right to Equityholder Refund, (viii) change any accounting method or adopt any convention that shifts taxable income of any Acquired Company from a taxable period (or portion thereof) beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shift deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning (or deemed to begin) after the Closing Date, or (ix) take any other action after the Closing on the Closing Date that is outside of the ordinary course of business (other than as contemplated by this Agreement), in each case to the extent such action would increase the Tax liability of the Equityholders or reduce any Equityholder Refund for any taxable period or portion thereof ending on or before the Closing Date.

(e)Cooperation.  After the Closing, the Parties shall: (i) assist (and cause their respective Affiliates to assist) the other Party or Parties in preparing any Tax Returns of the Acquired Companies; (ii) cooperate in preparing for any audit of, or dispute with, any Taxing Authority regarding any Tax Return of any Acquired Company; (iii) retain and as reasonably requested, make available to the other Party or Parties, and to any Taxing Authority, information, records and documents relating to Taxes of any Acquired Company in their possession or control, including audit reports received from any Tax Authority relating to any Tax Return of any Acquired Company for a Tax period ending on or prior to the Closing Date or a Straddle Period, until the expiration of the statute of limitations of the respective Tax periods of the Acquired Companies to which such Tax Returns and other documents relate.  Any non-public information obtained from a Party under this Section 7.6(e) will be kept confidential, except as otherwise required by applicable Law.

(f)Audits of Tax Returns.  Notwithstanding anything to the contrary in this Agreement, to the extent requested by Parent, the Company shall make (and the Equityholders shall cooperate in making) a timely election under Section 6226(a) of the Code (and any corresponding elections under state and local Law) with respect to any “partnership adjustment” relating to a taxable period or portion thereof ending on or before the Closing Date for which the Partnership Tax Audit Rules apply (“Partnership Audit”). Parent shall notify the Equityholders’ Representative upon becoming aware of any audit or contest, examination, assessment for additional Taxes, notice of Tax deficiency, or other Tax Proceeding (and no later than ten (10) days after receiving written notice thereof), in each case regarding any Acquired Company for which the Equityholders may have any liability under this Agreement or applicable Law.  The Equityholders’ Representative shall control any such Tax Proceeding that relates to any Income Tax Return of any Acquired Company for a Pre-Closing Tax Period (“Equityholders Tax Audit”); provided, however, that (i) Parent will have the right, at its sole cost and expense, to participate in the Equityholders Tax Audit, (ii) the Equityholders’ Representative shall not settle the Equityholders Tax Audit without the Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), and (iii) the Equityholders’ Representative shall keep Parent reasonably notified regarding the progress of such Equityholders Tax Audit.  In the event the Equityholders’ Representative chooses not to control such Equityholders Tax Audit, Parent may assume such responsibility, at its cost; provided that Equityholders’ Representative will have the right, at its sole cost and expense, to participate in such Equityholders Tax Audit, Parent may not settle such Equityholders Tax Audit without the Equityholders’ Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and Parent shall keep the Equityholders’ Representative reasonably notified regarding the progress of such Equityholders Tax Audit.  For the avoidance of the doubt, Equityholders Tax Audit includes any Partnership Audit.  Parent shall control each Tax Proceeding regarding any Tax Returns (that are not Income Tax Returns) for a Pre-Closing Tax Period of any Acquired Company for which any Equityholder could reasonably be expected to be liable pursuant to this Agreement or applicable Law (each, a “Non-Income Tax Audit”); provided, however that (i) Equityholders’ Representative will have the right, at its sole cost and expense, to participate in any Non-Income Tax Audit, (ii) Parent shall not settle such Non-Income Tax Audit without the Equityholders’ Representative’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), and (iii) Parent shall keep the Equityholders’ Representative reasonably notified regarding the progress of such Non-Income Tax Audit.

(g)Tax Refunds.  Any refunds (including any interest payable on any refund received from any Governmental Entity) and credits in lieu of a refund of Income Taxes attributable to a Pre-Closing Tax Period, which Income Taxes the Equityholders (and not any Acquired Company) ultimately bear economically and have been paid by the Equityholders or on behalf of any such Equityholder (including through any state nonresident withholding made by any Acquired Company or any Acquired Company composite Tax Return filings that are made on behalf of the Equityholders), actually received by Parent or any of its Affiliates (or, in the case of a credit, actually used by Parent or any of its Affiliates to reduce Taxes (other than Taxes for any Pre-Closing Tax Period) otherwise payable by Parent or any of its Affiliates) (each, an “Equityholder Refund”)  will be for the account of the Equityholders, and Parent will within five (5) Business Days after the receipt (or, in the case of a credit, use) of such Equityholder Refund pay to the Equityholders’ Representative, for the account of the Equityholders, an amount equal to any such Equityholder Refund less any reasonable out-of-pocket costs, expenses and Taxes incurred by the Parent, the Acquired Company or their respective Affiliates in connection with obtaining and receiving any such Equityholder Refund; provided, that the Equityholders shall not be entitled to any Equityholder Refund arising as a result of the payment of Taxes by Parent or its Affiliates in or the carryback of a Tax attribute from a taxable period (or portion thereof) that begins after the Closing Date or to the extent the applicable Equityholder Refund was taken into account as an increase to the Purchase Price (as finally determined). Parent and any of its Affiliates shall, if the Equityholders’ Representative so reasonably requests, file (or cause to be filed) a claim for any Equityholder Refund to the extent allowable under applicable Law. To the maximum extent permitted by Law, any such refunds will be claimed in cash rather than as a credit against future Tax liabilities. If the amount of any such Equityholder Refund is subsequently determined by any Governmental Entity to be less than the amount paid by Parent pursuant to this Section 7.6(g), the Equityholders’ Representative (on behalf of the Equityholders) shall promptly pay to Parent the amount of any such disallowed Equityholder Refund (including any interest or penalties in respect of such disallowed amount owed to any Governmental Entity). For the avoidance of doubt, any Equityholder Refund shall not include refunds attributable to costs, expenses or Taxes economically borne by Parent (or its Affiliates) after the Closing.

(h)Transfer Taxes.  All transfer, documentary, sales, use, stamp, goods and services, registration, excise, property, value added, recording Taxes and other such Taxes and fees (including any penalties, additions to Tax and interest) incurred in connection with the transactions contemplated by this Agreement (notwithstanding the Party upon which such Taxes or other fees or charges are otherwise imposed as a matter of Law) (collectively, the “Transfer Taxes”) shall be borne and timely paid, on the one hand, fifty percent (50%) by Parent, and on the other hand, fifty (50%) by Equityholders when due, and all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be prepared and filed by the party required to file such Tax Returns under applicable Law.

(i)Intended Tax Treatment.  The Parties agree that the Merger will be treated, for federal, and applicable state and local, Income Tax purposes, consistent with the IRS Revenue Ruling 99-6, 1999-1 C.B. 432, as (1) in the case of the Equityholders, a sale of their Company Membership Interests and (2) in the case of Parent, a purchase of the assets of the Company (collectively, “Intended Tax Treatment”).  The Parties shall file all Tax Returns in all respects and for all purposes consistent with such Intended Tax Treatment, except as otherwise required pursuant to a Final Determination.

(j)Allocation.

(i)Within thirty (30) days following the determination of the final Purchase Price pursuant to Section 3.3, Parent will prepare and deliver to the Equityholders’ Representative an allocation (the “Allocation”) of the total merger consideration paid in consideration of the Company Membership Interests, together with assumed liabilities and any other amounts included in the consideration for the Company Membership Interests under the Code, among the assets of the Company in a manner consistent with the allocation methodology set forth in Schedule 7.6(j).  If the Equityholders’ Representative provides written notice to Parent of its dispute or objection with the draft Allocation within thirty (30) days after receipt of the draft Allocation, the Equityholders’ Representative and Parent shall negotiate in good faith to resolve such dispute or objection.  If the Equityholders’ Representative and Parent are unable to resolve any dispute regarding the draft Allocation within five (5) days after the Equityholders’ Representative delivers such notice, then any remaining disputed matters will be finally and conclusively determined by the Accounting Firm. The Accounting Firm shall be instructed to render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  An Allocation agreed by the Parties or any such written determination as to the disputed matters and the resulting allocation shall become the “Final Allocation”.  The Final Allocation shall be final and binding upon the Parties absent manifest error.  No Party shall file any Tax Return or other document or otherwise take any position for applicable Tax purposes that is inconsistent with the Final Allocation, except as otherwise required pursuant to a Final Determination.  All costs and expenses of the Accounting Firm shall be paid 50% by the Equityholders’ Representative (on behalf of the Equityholders) and 50% by Parent.  The Parties agree that Parent will not be deemed to receive a payment from any of the Equityholders or the Acquired Companies for applicable Tax purposes in exchange for or in connection with assuming any deferred revenue (or similar obligation) of or attributable to any of the Acquired Companies as a result of the transactions contemplated by this Agreement.

(ii)The Parties agree, for all Tax purposes, to report the transactions effected pursuant to this Agreement in a manner consistent with the terms of this Agreement

(including Intended Tax Treatment and the Final Allocation) and none of them shall take a position on any Tax Return, before any Governmental Entity or in any judicial proceeding that is, in any manner, inconsistent with such treatment for applicable Tax purposes unless required pursuant to a Final Determination.  The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to this Agreement and consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 7.7Disclosure Schedules.  The Schedules delivered by the Company pursuant to this Agreement as contemplated by Article IV (the “Disclosure Schedules”) and the information and disclosures contained therein (as of the date hereof) shall be deemed to be disclosed in, incorporated by reference into, provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and shall also be deemed to be disclosed in, incorporated by reference into, provide the information contemplated by, or otherwise qualify any other section of the Disclosure Schedules or any representation or warranty contained in Article IV as though fully set forth in such section of the Disclosure Schedules or representation or warranty for which applicability of such information and disclosure is reasonably apparent on its face notwithstanding the absence of a cross reference contained therein.  The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of any agreement.  Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  In no event shall the Company be prohibited from providing additional information to Parent not required by this Agreement, whether in any online “virtual data room” or otherwise, at any time.  No reference to or disclosure of any matter in the Disclosure Schedules shall be construed as an admission or indication that such matter is material or outside of the ordinary course of business, or that such matter is required to be referred to or disclosed in the Disclosure Schedules.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that such breach or violation exists or has actually occurred.  Nothing in the Disclosure Schedules is intended to broaden any representation or warranty or create any covenant.

Section 7.8Books and Records.

(a)For a period of seven (7) years after the Closing (or such longer period as required by Law), Parent shall, and shall cause the Surviving Entity to:

(i)retain the books and records (including personnel files and Tax records) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

(ii)upon reasonable notice, afford the Equityholders’ Representative and its Representatives reasonable access (including the right to make, at Equityholders’ Representative’s expense, photocopies), during normal business hours, to such books and records.

(b)Notwithstanding any other provisions hereof, the obligations of Parent and the Acquired Companies contained in this Section 7.8 shall be binding upon the successors and assigns of Parent and each Acquired Company.  In the event Parent or any Acquired Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or such Acquired Company, as the case may be, honor Parent’s and such Acquired Company’s obligations set forth in this Section 7.8.

(c)Without limiting the generality of the foregoing, if and for so long as Equityholders’ Representative is actively contesting or defending against any Proceeding with a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Acquired Company, Parent shall, and shall cause such Acquired Company to, cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the Equityholders’ Representative.

(d)Neither Parent nor the Equityholders’ Representative shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.8 where such access would reasonably be expected to violate any Law or jeopardize any legal privilege including attorney-client or attorney-work product privilege.

Section 7.9Jointly Privileged Information.  Prior to the Closing, the Equityholders’ Representative shall be permitted to take one copy (including electronic, digital, or otherwise) of any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one or more of the Acquired Companies on the one hand, and Equityholder or its Affiliate on the other hand.

Section 7.10Further Assurances.  Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and any other agreement being executed and delivered in connection with the transactions contemplated by this Agreement.

Section 7.11RWI Policy.  Parent shall not permit the RWI Policy to be amended or modified in any way that would reasonably be expected to be materially adverse to the Equityholders without the Equityholders’ Representative’s prior written consent.  Parent shall satisfy and comply with all requirements, agreements and covenants in the RWI Policy that must be so satisfied or complied with prior to the issuance of the final RWI Policy, and shall provide the underwriter of the RWI Policy with any documents or information requested by such underwriter and shall take (or refrain from taking) all other actions, in each case, as necessary to ensure that the final RWI Policy shall be issued as of the Closing.  Parent shall be responsible for and pay all costs and expenses associated with the RWI Policy.

Section 7.12Indemnification Rights.

(a)As of and after the Closing, Parent shall cause the Surviving Entity and the other Acquired Companies to ensure that all indemnification rights for acts, omissions, events, circumstances or occurrences existing on or prior to the Closing Date that are now existing in favor of any individual who, at or prior to the Closing, was an employee, officer, manager or director of any Acquired Company or who, at the request of any Acquired Company, served as an officer, employee, manager or director, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the certificate of formation, operating agreement or other governing documents or applicable indemnification agreements to which any Acquired Company is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date and the provisions with respect to indemnification and limitations on liability set forth in such certificate of formation, operating agreement and other governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons; provided, that in the event any claim or claims are asserted or made within such six (6) year period that involved an Indemnified Person, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.  Parent shall not and shall not permit the Surviving Entity or any other Acquired Company to settle, compromise or consent to the entry of judgment in any Proceeding or investigation or threatened Proceeding or investigation that involves an Indemnified Person without the written consent of such Indemnified Person.

(b)From and after the Closing, Parent shall cause the Surviving Entity and the other Acquired Companies to indemnify all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as employees, managers, directors or officers of any Acquired Company or as trustees or fiduciaries of any plan for the benefit of employees of any Acquired Company, occurring on or prior to the Closing.  Without limiting the foregoing, in the event any such Indemnified Person is or becomes involved in any Proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring on or prior to the Closing, the Surviving Entity and the other Acquired Companies shall pay, from and after the Closing, as incurred, such Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Surviving Entity and the other Acquired Companies shall pay, within thirty (30) days after any request for advancement, all reasonable expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 7.12.

(c)Notwithstanding any other provisions hereof, the obligations of Parent, and the Acquired Companies contained in this Section 7.12 shall be binding upon the successors and assigns of Parent and the Acquired Companies.  In the event Parent or any Acquired Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or such Acquired Company, as the case may be, honor the indemnification and other obligations set forth in this Section 7.12.

(d)The obligations of Parent under this Section 7.12 shall survive the Closing and shall not be terminated or modified in any manner that could reasonably be expected to adversely affect any Indemnified Person to whom this Section 7.12 applies without the consent of such affected Indemnified Person (it being agreed that the Indemnified Persons to whom this Section 7.12 applies shall be third party beneficiaries of this Section 7.12, each of whom may enforce the provisions of this Section 7.12).

(e)At the Closing, Parent shall cause the Surviving Entity and the other Acquired Companies to make any amendments to their certificates of formation or operating agreements if necessary to reflect Section 7.12.

(f)Immediately after the Closing, Parent shall cause the Surviving Entity and the other Acquired Companies to purchase (at Parent’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, a run-off policy to the current policy of directors’ and officers’ liability insurance maintained by the Acquired Companies, which run-off policy shall be effective from the Closing through the sixth (6th) anniversary of the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which run-off policy shall contain substantially the same terms and conditions that are no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

Article VIII
ADDITIONAL COVENANTS

Section 8.1Independent Investigation; Limitation on Warranties; No Reliance.  PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT THEY HAVE CONDUCTED THEIR OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESSES, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANY AND THE OTHER ACQUIRED COMPANIES AND THAT THEY AND THEIR RESPECTIVE REPRESENTATIVES (A) HAVE RECEIVED ACCESS TO SUCH BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS AND OTHER ASSETS OF THE COMPANY AND THE OTHER ACQUIRED COMPANIES WHICH THEY AND THEIR REPRESENTATIVES HAVE REQUESTED TO REVIEW AND (B) HAVE MET WITH MANAGEMENT OF THE COMPANY AND THE ACQUIRED COMPANIES, TO THE EXTENT REQUESTED BY PARENT OR MERGER SUB, TO DISCUSS THE BUSINESSES, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANY AND THE ACQUIRED COMPANIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM IN THE DISCLOSURE SCHEDULE AS PROVIDED HEREIN), AND EXCEPT IN RESPECT OF FRAUD, (A) NONE OF THE COMPANY, THE OTHER Acquired COMPANIES, THE EQUITYHOLDERS OR ANY OTHER PERSON IS MAKING OR WILL BE DEEMED TO HAVE MADE, AND NONE OF THE COMPANY, THE OTHER Acquired COMPANIES, THE EQUITYHOLDERS OR ANY OTHER PERSON WILL HAVE BEEN OR BE SUBJECT TO ANY LIABILITY (INCLUDING ANY CLAIM BASED UPON FRAUDULENT INDUCEMENT) ARISING OUT OF, RELATING TO OR RESULTING FROM ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO NON-INFRINGEMENT,

MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), AS TO THE ACCURACY OR COMPLETENESS OF, OR THE DISTRIBUTION TO, OR USE BY, PARENT AND MERGER SUB OF, ANY ADVICE, DOCUMENT OR OTHER INFORMATION REGARDING THE Company Membership Interests, ANY Acquired COMPANY OR THE BUSINESS, FINANCIAL CONDITION AND ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS) OR LIABILITIES OF ANY Acquired COMPANY, INCLUDING FORWARD-LOOKING STATEMENTS (ANY OF THE FOREGOING, AN “EXTRA-CONTRACTUAL STATEMENT”).  PARENT AND MERGER SUB HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article IV, AND EXCEPT IN RESPECT OF FRAUD, PARENT IS ACQUIRING THE Acquired COMPANIES AND THEIR ASSETS AND THE Company Membership Interests ON AN “AS IS, WHERE IS” BASIS.  PARENT AND MERGER SUB REPRESENT, WARRANT AND ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article IV, AND EXCEPT IN RESPECT OF FRAUD, NONE OF THE COMPANY, THE OTHER Acquired COMPANIES, THE EQUITYHOLDERS OR ANY OTHER PERSON HAS MADE, AND EACH OF THEM HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PARENT AND MERGER SUB HEREBY EXPRESSLY WAIVE, ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, AND ARE NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE Company Membership Interests OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF THE COMPANY, ANY OTHER Acquired COMPANY, THE EQUITYHOLDERS OR ANY OTHER PERSON, INCLUDING IMPLIED WARRANTIES OF FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND PARENT AND MERGER SUB HEREBY EXPRESSLY WAIVE AND RELINQUISH, ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, ANY RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT HERETOFORE FURNISHED OR MADE AVAILABLE TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY, ANY OTHER ACQUIRED COMPANY, ANY EQUITYHOLDER OR ANY OTHER PERSON (IT BEING INTENDED THAT NO SUCH PRIOR EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT).  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT WILL LIMIT THE LIABILITY OF THE COMPANY OR ANY EQUITYHOLDER IN THE EVENT OF SUCH PERSON’S FRAUD (AS SUCH TERM IS DEFINED HEREIN).

Section 8.2No Survival of Representations and Warranties; Sole Recourse; Limitation on Claims.  None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered pursuant hereto (other than the covenants and agreements set forth in Section 2.8, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6, Section 7.7, Section 7.8, Section 7.9, Section 7.10, Section 7.11, Section 7.12, this Article VIII, Article XI and Article XII that by their terms are expressly required to be performed after the Closing (such specific covenants and agreements, collectively, the “Surviving Covenants”)) will survive the Closing, and the Surviving Covenants will survive the Closing only in accordance with the terms thereof, and, other than in respect of Fraud, thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof, and, after the Closing, there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed at or prior to the Closing (other than in accordance with the terms of the Surviving Covenants); provided, however, that the foregoing shall not prohibit a claim against a Party based upon Fraud.  It is the express intent of the Parties that the survival of the representations and warranties in this Agreement and any other purported representation or warranty (and the associated rights to bring a claim for a breach of such representations and warranties) is shorter than the statute of limitations that would otherwise have been applicable to such representations or warranties, and, by contract, the applicable statutes of limitations with respect to such representation or warranty (and the associated rights to bring a claim for a breach of such representations and warranties) are hereby reduced so they end at the Closing, as provided in this Section 8.2. The terms of this Agreement (including the specific representations and warranties set forth herein and the non-survivability of such representations and warranties) were specifically bargained-for among the Parties and were taken into account by the Parties in arriving at the Purchase Price.  Each of the Parties acknowledges that this Agreement results from arm’s-length negotiations among the Parties and embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; each of Parent and the Company specifically acknowledges that neither Parent nor the Company has any special relationship with the other Party or Parties that would justify any expectation beyond that of an ordinary buyer and ordinary seller or sellers in an arm’s-length transaction, and there are no grounds for the tolling of any applicable statute of limitations.  For the avoidance of doubt, this section will not prohibit Parent from obtaining any remedies Parent may have in respect of Fraud, as expressly contemplated under the other Transaction Documents, in respect of the Surviving Covenants, or against the RWI Insurer under the RWI Policy.

Section 8.3Specific Reliance.  The Parties have specifically relied upon this Article VIII in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

Section 8.4Non-Party Affiliates.  Notwithstanding anything to the contrary set forth herein, except as expressly set forth in the Confidentiality Agreement or any other Transaction Document, all claims, obligations, liabilities, or causes of action (whether at Law, in equity, in contract, in tort or other-wise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Parties that are expressly identified in the preamble to this Agreement and the successors and assigns thereof (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant or representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, director, officer, employee, agent, consultant or representative of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (collectively, the “Non-Party Affiliates”), shall have any liability (whether in law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement or any other Transaction Document), including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement or any other Transaction Document) against any such Non-Party Affiliates; provided, that, for clarity, no party to the Confidentiality Agreement or any other Transaction Document shall be deemed a Non-Party Affiliate with respect to such documents to which it is a party.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1Conditions to Obligations of All Parties.  The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)No Prohibition. There shall not be in force any Law or Order by any Governmental Entity of competent jurisdiction enjoining, prohibiting, or making illegal the consummation of the Transactions.

(b)Closing Deliverables. The Parties shall have delivered each of the closing deliverables set forth in Section 3.2(c).

Section 9.2Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a)Representations and Warranties.

(i)Each of the representations and warranties of the Company in Section 4.2 (Capitalization) shall be true and correct in all respects, as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) except for de minimis inaccuracies;

(ii)Each of the Company Fundamental Representations (other than those set forth in Section 4.2 (Capitalization)) to the extent qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for the Company Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Company Fundamental Representations (other than those set forth in Section 4.2 (Capitalization)) to the extent not qualified by materiality or “Material Adverse Effect” shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for Company Fundamental Representations that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and

(iii)Each of the representations and warranties contained in Article III (other than Company Fundamental Representations) (disregarding all qualifications set forth therein relating to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made on and as of immediately prior to the Effective Time, except for such representations and warranties in this Agreement that relate to a specific date or time (which need only be true and correct as of such date or time), in each case, except for such failures to be true and correct, individually and in the aggregate, as have not had a Material Adverse Effect.

(b)Agreements and Covenants.  The covenants and agreements of the Company and the Equityholders’ Representative in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)No Material Adverse Effect.  Since the date hereof, there shall not have occurred a Material Adverse Effect.

(d)Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c).

(e)Inside Date. The Inside Date shall have occurred.

(f)Closing Deliverables. The Company shall have delivered each of the closing deliverables set forth in Section 3.2(b).

Section 9.3Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and shall be true and correct as of immediately prior to the Effective time with the same force and effect as if made on and as of immediately prior to the Effective Time except for such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), in each case except for such failures to be true and correct, individually and in the aggregate, as have not had a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

(b)Performance of Obligations of Parent and Merger Sub.  The covenants and agreements of Parent and Merger Sub in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 9.3(a) and Section 9.3(b).

(d)Closing Deliverables.  Parent shall have delivered each of the closing deliverables set forth in Section 3.2(a)(vi).

Section 9.4Frustration of Conditions.  A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1Termination.  This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)by mutual written agreement of Parent and the Company;

(b)by either Parent or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such order, such order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)by either Parent or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on December 13, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to any Party whose breach of or failure to perform any provision of this Agreement would cause or result in the failure of a condition set forth in Article IX to be satisfied;

(d)by Parent, if the Company does not deliver, or cause to be delivered to Parent the Equityholder Written Consent in accordance with this Agreement within one (1) Business Day after the date of this Agreement;

(e)by Parent, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.1 and Section 9.2 to be satisfied at the Closing and (B) is not capable of being cured by the

Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.1 and Section 9.3 to be satisfied if the Closing was scheduled to occur;

(f)by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.1 and Section 9.3 to be satisfied at the Closing and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Parent or Merger Sub, as applicable, before the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.1 and Section 9.2 to be satisfied if the Closing was scheduled to occur; and

Section 10.2Effect of Termination.  Except as otherwise set forth in this Section 10.2 or Section 12.11 in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or shareholders other than Fraud or intentional breach by such Party occurring prior to such termination.  The provisions of, Sections 7.2 and 7.3 (Confidentiality; Publicity), this Section 10.2 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
EQUITYHOLDERS’ REPRESENTATIVE

Section 11.1Authorization of Representative.

(a)By virtue of adoption of this Agreement by the Equityholders, and without further action by any such Equityholder, Brian J. Miller is hereby irrevocably appointed, authorized and empowered to act as a representative (the “Equityholders’ Representative”), for the benefit of the Equityholders, as the exclusive agent and attorney-in-fact to act on behalf of each Equityholder in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i)to execute and deliver any Transaction Document (with such modifications or changes therein as to which the Equityholders’ Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Equityholders’ Representative, in its sole discretion, determines to be desirable;

(ii)to execute and deliver such waivers and consents in connection with this Agreement and any other Transaction Document and the consummation of the transactions contemplated hereby and thereby as the Equityholders’ Representative, in its sole discretion, may deem necessary or desirable;

(iii)to use the Equityholders’ Representative Expense Fund Amount to satisfy costs, expenses and/or liabilities (including attorneys’ fees and expenses) of the Equityholders’ Representative in connection with matters related to this Agreement and the other Transaction Documents, with any balance of the Equityholders’ Representative Expense Fund Amount not used for such purposes to be disbursed and paid to each Equityholder in accordance with Section 12.1 of the Company LLC Agreement as in effect immediately prior to the Effective Time and the Payment Schedule at such time as the Equityholders’ Representative determines in its sole discretion that no such costs, expenses and/or liabilities shall become due and payable;

(iv)to collect and receive all moneys and other proceeds and property payable to the Equityholders’ Representative or the Equityholders as described herein or otherwise payable to the Equityholders’ Representative pursuant to this Agreement, including, but not limited to, any portions of the Adjustment Escrow Amount received by the Equityholders’ Representative pursuant to Section 3.4, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Equityholders’ Representative (including any Company Transaction Expenses paid by the Equityholders’ Representative), the Equityholders’ Representative shall disburse and pay the same to each of the Equityholders in accordance with Section 9.1.1(ii) of the Company LLC Agreement as in effect immediately prior to the Effective Time and the Payment Schedule at such time as the Equityholders’ Representative determines in its sole discretion (provided that, at the time of such disbursement to such the Equityholders, the Equityholders’ Representative may, at its option (but subject to the consent of the Surviving Entity) and in lieu of making payments directly to the Equityholders who are then employees of the Company and/or its Affiliates, pay to the Surviving Entity the amount which would otherwise be paid to such Equityholders who are then employees of the Company and/or its Affiliates, and the Surviving Entity shall be obligated to make the applicable payments to such employees);

(v)as the Equityholders’ Representative, to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of the Equityholders’ Representative arising out of or under or in any manner relating to this Agreement and each other Transaction Document or the transactions provided for herein or therein, and to take any and all actions which the Equityholders’ Representative believes are necessary or appropriate under the this Agreement for and on behalf of the Equityholders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Entity, defending, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Entity and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation, (B) investigate, defend, contest or litigate any Claim initiated by Parent, the Surviving Entity or any other Person, or by any federal, state or local Governmental Entity against the Equityholders’ Representative and/or any of the Equityholders and receive process on behalf of any or all the Equityholders in any such Claim and compromise or settle on such terms as the Equityholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such Claim, (C) file any proofs of debt, claims and petitions as the Equityholders’ Representative may deem advisable or necessary and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Equityholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vi)to refrain from enforcing any right of any Equityholder and/or the Equityholders’ Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Document; provided, however, that no such failure to act on the part of the Equityholders’ Representative, except as otherwise provided in this Agreement or any other Transaction Document, shall be deemed a waiver of any such right or interest by the Equityholders’ Representative or by such Equityholder unless such waiver is in writing signed by the waiving Party or by the Equityholders’ Representative;

(vii)to determine, from time to time, the allocation and distribution of any amounts payable to the Equityholders in accordance with the terms of the Company LLC Agreement and this Agreement and amend the Payment Schedule accordingly; provided, however, that any such determination shall be made by the Equityholders’ Representative in good faith in its sole discretion; provided, further, that any such determination by the Equityholders’ Representative shall be final and binding on all the Equityholders absent intentional and actual fraud or manifest error; and

(viii)to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, unit and/or stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Equityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

(b)The Equityholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its third party and reasonable and documented internal expenses incurred as the Equityholders’ Representative.  In connection with this Agreement and each other Transaction Document, and in exercising or failing to exercise all or any of the powers conferred upon the Equityholders’ Representative hereunder (i) the Equityholders’ Representative shall incur no responsibility whatsoever to any Equityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any other Transaction Document, accepting only responsibility for any act or failure to act which represents bad faith, gross negligence or willful misconduct and (ii) the Equityholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Equityholders’ Representative pursuant to such advice shall in no event subject the Equityholders’ Representative to liability to any Equityholder except where such reliance is a result of the Equityholders’ Representative’s bad faith, gross negligence or willful misconduct.  Each Equityholder shall indemnify, pro rata based upon the proceeds received by such Equityholder in connection with the Merger, the Equityholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’

fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Equityholders’ Representative hereunder, or under any other Transaction Document or otherwise in his capacity as the Equityholders’ Representative.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Equityholders’ Representative hereunder for its gross negligence or willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Equityholders’ Representative to the Equityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Equityholder shall promptly deliver to the Equityholders’ Representative full payment of his or her ratable share of the amount of such deficiency, pro rata based upon the proceeds received by such Equityholder in connection with the Merger. Notwithstanding any other provisions hereof, the Equityholders’ Representative, in its capacity as the Equityholders’ Representative (and not in its capacity as Equityholder or otherwise which shall be governed by Section 12.17), shall have no personal liability to Parent, Merger Sub or any of their respective Affiliates (including, following the Closing, the Acquired Companies), and any recourse against the Equityholders’ Representative, in its capacity as the Equityholders’ Representative (and not in its capacity as Equityholder or otherwise which shall be governed by Section 12.17), shall be limited to the Equityholders’ Representative Expense Fund (absent Fraud or the seeking of equitable relief).

(c)In connection with the performance of its rights and obligations under this Agreement and each other Transaction Document and the taking of any and all actions in connection therewith, the Equityholders’ Representative shall not be required to expend any of the amounts held in the Equityholders’ Representative Expense Fund (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion) and in no event shall the Equityholders’ Representative be required to incur any costs or expenses or expend any amount in excess of amounts held in the Equityholders’ Representative Expense Fund.

(d)All of the indemnities, immunities and powers granted to the Equityholders’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement or any other Transaction Document.

(e)Parent and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Equityholders’ Representative pursuant to this Agreement and any other Transaction Document all of which actions or omissions shall be legally binding upon the Equityholders.

(f)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any applicable Equityholder and (ii) shall survive the consummation of the Merger.

(g)The Equityholders’ Representative may resign at any time by giving notice thereof to the Equityholders.  Upon any such resignation, the Equityholders holding a majority of the Company Membership Interests entitled to vote under the Company LLC Agreement as in effect immediately prior to the Effective Time shall appoint a successor to the Equityholders’

Representative.  If no successor to the Equityholders’ Representative shall have been appointed by the Equityholders and shall have accepted such appointment within 30 days after the Equityholders’ Representative gives notice of resignation, then the Equityholders’ Representative, may, on behalf of the Equityholders appoint its successor.  Upon the acceptance of its appointment as the Equityholders’ Representative hereunder by such successor, such successor shall thereupon succeed to and become vested with all the rights and duties of the Equityholders’ Representative, and the Equityholders’ Representative shall be discharged from its duties and obligations hereunder.  After the Equityholders’ Representative’s resignation hereunder, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Equityholders’ Representative.

Article XII
MISCELLANEOUS

Section 12.1Assignment; Binding Effect.  This Agreement shall not be assigned or delegated, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), by any Party without the prior written consent of the other Parties; provided that Parent and the Surviving Entity may assign to (a) an Affiliate, or (b) their or their Affiliates’ lenders as collateral security for its obligations to such lenders; provided however that any such assignment shall not relieve Parent or the Surviving Entity of their obligations hereunder.  Any attempted assignment in violation of this prohibition shall be null and void.  All of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, legal representatives, successors and permitted assigns of the Parties.

Section 12.2Joinder.  At Closing, the Surviving Entity shall execute a joinder to this Agreement in the form of Exhibit E hereto (the “Joinder”) pursuant to which it will assume, and will be obligated with Parent and each other on a joint and several basis, each of Parent’s obligations pursuant to Sections 3.3, 3.4, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10, 12.16 and all of Parent’s Surviving Covenants as otherwise set forth in this Agreement.

Section 12.3Governing Law.  This Agreement will be governed and enforced in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

Section 12.4Consent to Jurisdiction.

(a)Any suit, Proceeding or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the Transactions shall be brought before and determined exclusively by the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Proceeding or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Proceeding or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Proceeding or proceeding in any such court or that any such suit, Proceeding or proceeding that is brought in any such court has been brought in an inconvenient forum.  Process in any such suit,

Proceeding or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party to the addresses as provided in Section 12.7 shall be deemed effective service of process on such Party.

Section 12.5Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

Section 12.6Counterparts.  Both this Agreement and any other Transaction Documents may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the Parties had executed the same document.  Notwithstanding Section 12.8 or anything to the contrary contained herein, signed counterparts of this Agreement or any other Transaction Document may be delivered by facsimile and by scanned .PDF image, and the facsimile or scanned signature of any party shall be considered to have the same binding legal effect as an original signature.

Section 12.7Notices.  All notices and other communications hereunder shall be in writing and, subject to Section 12.7, shall be deemed to have been duly received (i) on the date given if delivered personally, (ii) on the date given if delivered via electronic mail or facsimile (or on the first Business Day following the date sent if the date sent is not a Business Day) if confirmation of successful transmission is received, (iii) one day after being sent by nationally recognized overnight delivery service or (iv) five days after having been mailed by registered or certified mail (postage prepaid, return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Equityholders’ Representative, addressed to the applicable Party at:

IMG Companies, LLC

c/o Addison Capital Management, LLC

319 Clematis Street, Suite 211

West Palm Beach, FL  33401

Attn: Brian J. Miller, Manager

Facsimile: ██████████

Email: ██████████

with a copy (which shall not constitute notice) addressed to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, FL 33131

Attention: Carl Roston; Rodrigo Palacios; Kenneth Agee

Facsimile: (305) 374-5095

Email: carl.roston@akerman.com; rodrigo.palacios@akerman.com; Kenneth.agee@akerman.com

and

Stearns Weaver Miller Weissler Alhadeff & Sitterson

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

Attention: Sarah Klee

E-mail: sklee@stearnsweaver.com

If to Parent or Merger Sub or the Surviving Entity or any other Acquired Company, addressed to:

Ichor Holdings, LTD

3185 Laurelview Ct.,

Freemont, CA 94538

Attention: Jeff Andreson

E-mail: ██████████

with a copy (which shall not constitute notice) addressed to:

Kirkland & Ellis LLP

555 California Street,

San Francisco, CA 94104

Attention: Sean Z. Kramer, P.C. and Patrick V. Salvo

E-mail: sean.kramer@kirkland.com; patrick.salvo@kirkland.com

Section 12.8Entire Agreement.  All exhibits and schedules referred to in this Agreement (including the Disclosure Schedule) are integral parts hereof and are incorporated herein by reference, and this Agreement, together with such exhibits and schedules, and the Transaction Documents, constitute the entire agreement among the Parties with respect to the matters contained herein and therein, and supersedes all prior agreements and understandings between the Parties with respect thereto, other than the Confidentiality Agreement.

Section 12.9Headings.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.10No Third Party Beneficiary.  Other than as set forth in Section 8.4, Section 12.1, Section 12.15 and Section 12.17 and Persons entitled to indemnification under Section 7.12 (and solely in accordance with such Section), nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 12.11Injunctive Relief.  It is possible that remedies at law may be inadequate and that the Parties may be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their terms, and, therefore, the Parties shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies (including any Order sought by the Company to cause Parent or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to all other remedies provided hereunder or available to the Parties at law or in equity, in each case, without proof of actual damages and without the requirement to obtain, post or furnish a bond or similar instrument.  Each party further (a) irrevocably waives any defense that a remedy at Law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder, (b) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 12.12Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.13Amendment and Waiver.  This Agreement may be amended or modified in whole or in part at any time only by a writing signed by all of the Parties.  Any term, condition or provision of this Agreement may be waived at any time solely in a writing executed by the Party which is entitled to the benefits thereof.  Any such waiver shall not constitute a waiver of any of the waiving Party’s other rights or remedies or of any other or future breach, violation or default hereunder.

Section 12.14Time of the Essence.  Time is of the essence in the performance of all agreements, obligations and covenants by the Parties under this Agreement.

Section 12.15Retention of Attorney-Client Privilege.  Recognizing that Akerman LLP (“Akerman”) and Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (“Stearns” and, together with Akerman, “Counsel”) have acted as legal counsel to the Equityholders’

Representative, certain Equityholders and their respective Affiliates, and the Acquired Companies prior to the Closing, and that Counsel intend to act as legal counsel to the Equityholders’ Representative, certain Equityholders and their respective Affiliates (which will no longer include the Acquired Companies) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause their respective Affiliates to waive, any conflicts that may arise in connection with Counsel’s representing the Equityholders’ Representative, any Equityholders and their respective Affiliates after the Closing as such representation may relate to the transactions contemplated herein or by the other Transaction Documents.  In addition, all communications involving attorney-client confidences between the Equityholders’ Representative, such Equityholders and their respective Affiliates, or, prior to the Closing, any Acquired Company and Counsel to the extent related to the negotiation, documentation and consummation of the transactions contemplated hereby and the other Transaction Documents shall be deemed to be attorney-client confidences that belong solely to the Equityholders’ Representative, the Equityholders and their respective Affiliates (and not the Acquired Companies).  Accordingly, the Acquired Companies shall not, without the Equityholders’ Representative’s consent, have access to any such communications, or to the files of Counsel relating to its engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (i) the Equityholders, the Equityholders’ Representative and their Affiliates (and not the Acquired Companies ) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Acquired Companies shall be a holder thereof, (ii) to the extent that files of Counsel in respect of such engagement constitute property of the Equityholders’ Representative or the Equityholders, only the Equityholders, the Equityholders’ Representative and their Affiliates (and not the Acquired Companies) shall hold such property rights and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Companies by reason of any attorney-client relationship between Counsel and any of the Acquired Companies or otherwise.  Notwithstanding the foregoing, if a dispute arises between Parent, the Surviving Entity or any other Acquired Company or any Affiliate of any of the foregoing, on the one hand, and a third party other than a Party to this Agreement, on the other hand, after the Closing, the Surviving Entity or any other Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party and in any such dispute none of the Equityholders, the Equityholders’ Representative and its Affiliates shall waive such privilege without the prior written consent of the Company.

Section 12.16Relationship of the Parties.  Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor create any principal agent, fiduciary or other special relationship between the Parties.  No Party shall have any duties (including, without limitation, any fiduciary duties) towards any other Party except as specifically set forth herein.

Section 12.17Release.  Effective as of the Closing Date, each Party and its Affiliates, on behalf of themselves and their respective Affiliates and its and their respective Representatives and equityholders, and each of their respective successors and assigns (each, a “Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Parent, Merger Sub and their Subsidiaries (including, after the Closing, the Acquired Companies), the Equityholders, the Equityholders’ Representative and each of their respective Affiliates and Representatives (each, a “Releasee”), of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, liabilities, obligations, dues and suits of every kind, nature and description whatsoever, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or action prior to the Closing.  Each Releasor shall not, and agrees to cause its respective Representatives, subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any such claim against the Releasees.  Notwithstanding the foregoing, Releasors do not release (i) their rights and interests under this Agreement or any Transaction Document, (ii) any claim based on any Releasee’s capacity as an employee of any Acquired Company (but excluding any claim based on any Releasee’s capacity as an officer or manager of any Acquired Company), (iii) any claim based on Fraud or involving any criminal act by any Releasee or (iv) any claim insofar as, and only to the extent, it is unrelated to Releasee’s involvement with, or ownership interests in, the Company and its Subsidiaries.

Section 12.18Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement.  The Parties waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.  In the event that any subject matter is addressed in more than one representation or warranty, a Party seeking to rely thereon may only rely on the more specific representation or warranty.

Section 12.19Interpretation.  In this Agreement, unless the context otherwise requires:

(a)the phrases “delivered”, “provided”, “made available” or words of similar import mean that the information referred to has been physically or electronically delivered to the relevant Party or its Representatives or has been posted to the online “virtual data room” hosted by Intralinks established by the Company at least one (1) Business Day prior to the date hereof;

(b)references to “day” or “days” are to calendar days unless Business Day is specified;

(c)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)references to Articles, Sections, Exhibits, the Preamble and Recitals are references to articles, sections, exhibits, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement;

(e)references to “the date hereof” shall mean as of the date of this Agreement;

(f)references to dollars or “$” are to United States of America dollars;

(g)the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, refer to this Agreement as a whole and not to any provision of this Agreement;

(h) when used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Acquired Companies businesses consistent with past practice; and

(i)if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter; and

(j)this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

PARENT:	Ichor Systems, Inc.

	By	/s/ Jeff Andreson
Name: Jeff Andreson
Title: President and Secretary

mERGER SUB:	Incline Merger Sub, LLC

	By	/s/ Jeff Andreson
Name: Jeff Andreson
Title: Chief Executive Officer

Company:	IMG COMPANIES, LLC

	By	/s/ Kambiz Pasha
Name: Kambiz Pasha
Title: Chief Executive Officer

EQUITYHOLDERS’ REPRESENTATIVE:

/s/ Brian J. Miller Brian J. Miller, in his capacity as Equityholders’ Representative

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Certificate of Merger

(See attached)

Exhibit B

Sample Net Working Capital Calculation

(See attached)

Exhibit C

Form of Escrow Agreement

(See attached)

Exhibit D

Form of Letter of Transmittal

(See attached)

Exhibit E

Form of Joinder

(See attached)